Filed pursuant to Rule 424(b)(3)

Registration File No. 333-217683

PROSPECTUS

ROSEHILL RESOURCES INC.

CLASS A COMMON STOCK

WARRANTS

8.000% SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

This prospectus relates to the issuance by Rosehill Resources Inc. (formerly known as “KLR Energy Acquisition Corp.”) (the “Company,” “we,” “our” or “us”) of up to 33,855,026 shares of Class A Common Stock, including (i) 25,594,158 shares that may be issued upon exercise of 25,594,158 outstanding Warrants and (ii) 8,260,868 shares that may be issued upon conversion of 95,000 outstanding shares of Series A Preferred Stock.

This prospectus also relates to the offer and sale by the selling securityholders identified in this prospectus, or their permitted transferees, of:

(i)	up to 17,408,839 Warrants;

(ii)	up to 58,953,062 shares of Class A Common Stock, including (a) 17,408,839 shares that may be issued upon exercise of Warrants by selling securityholders named herein, (b) 8,260,868 shares that may be issued upon conversion of Series A Preferred Stock by selling equityholders named herein, (c) 29,807,692 shares of that may be issued upon exchange of Rosehill Operating Common Units with an equal number of shares of Class B Common Stock and (d) 3,475,663 shares currently owned by selling securityholders named herein; and

(iii)	up to 140,827 shares of Series A Preferred Stock, including 45,827 shares of Series A Preferred Stock potentially issuable over the next five years as dividends.

The securities offered pursuant to this prospectus are collectively referred to in this prospectus as the “Securities.”

The selling securityholders may offer, sell or distribute all or a portion of their Securities publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the Securities owned by the selling securityholders, except that upon any exercise of the Warrants, we will receive the exercise price of the Warrants, assuming the Warrants are exercised for cash. We will bear all costs, expenses and fees in connection with the registration of the Securities, including with regard to compliance with state securities or “blue sky” laws. The selling securityholders will bear all commissions and discounts and transfer taxes, if any, attributable to their sale of the Securities. See “Plan of Distribution”.

Our Class A Common Stock, Units and Warrants are listed on The NASDAQ Capital Market (“NASDAQ”) under the symbol “ROSE,” “ROSEU” and “ROSEW.” There is no established trading market for the Series A Preferred Stock. On June 20, 2017, the closing prices of our Units, Class A Common Stock and Warrants were $9.99, $8.65 and $1.05, respectively. As of June 20, 2017, we had 5,856,579 shares of Class A Common Stock, 25,594,158 Warrants and 95,000 shares of Series A Preferred Stock issued and outstanding. There is no established trading market for the Series A Preferred Stock.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

INVESTING IN OUR SECURITIES INVOLVES RISKS. PLEASE SEE “RISK FACTORS” ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 20, 2017

You should rely only on the information contained in this prospectus or incorporated herein by reference, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the selling securityholders have not, authorized anyone to provide you with different information. We and the selling securityholders are not offering to sell, or seeking offers to buy, the Securities in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Securities.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the documents incorporated by reference herein which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the information presented under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and the financial statements and the notes thereto before making an investment decision.

Our Company

We were originally formed on September 21, 2015 as a Delaware special purpose acquisition company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving us and one or more businesses. On April 27, 2017, we consummated a business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of December 20, 2016, by and between the KLR Energy Acquisition Corp. and Tema Oil and Gas Company (“Tema”). Pursuant to the Business Combination Agreement, we acquired a portion of the equity of Rosehill Operating Company LLC (“Rosehill Operating”), a wholly-owned subsidiary of Tema, to which Tema contributed and transferred a portion of its assets and liabilities, for (i) the contribution to Rosehill Operating by us of $35.0 million in cash (the “Cash Consideration”) and for the issuance to Rosehill Operating by us of 29,807,692 shares of our Class B Common Stock, subject to certain adjustments as set forth in the Business Combination Agreement (which cash and shares of Class B Common Stock were immediately distributed by Rosehill Operating to Tema), (ii) the assumption by Rosehill Operating of $55.0 million in Tema indebtedness and (iii) the contribution to Rosehill Operating by us of the remaining cash proceeds of our initial public offering. In connection with the closing of the Business Combination, (i) we issued to Rosehill Operating 4,000,000 Warrants exercisable for shares of Class A Common Stock (the “Tema warrants”) in exchange for 4,000,000 warrants exercisable for Rosehill Operating Common Units (the “Rosehill warrants”) and (ii) the Tema warrants and the Cash Consideration were immediately distributed to Tema.

In connection with the Business Combination, we issued and sold 75,000 shares of Series A Preferred Stock and 5,000,000 Warrants in a private placement to certain qualified institutional buyers and accredited investors for gross proceeds of $75 million (the “PIPE Investment”). The investors in the PIPE Investment are entitled to certain customary registration rights, including the filing of a resale shelf registration statement. We contributed the net proceeds from the PIPE Investment to Rosehill Operating in exchange for Rosehill Operating Series A preferred units and additional Rosemore warrants. We also issued 20,000 shares of Series A Preferred Stock to Rosemore Holdings, Inc. and KLR Energy Sponsor, LLC (our “Sponsor”) in connection with the closing of the Business Combination for $20 million.

Immediately following the Business Combination, we owned approximately 16% of Rosehill Operating’s common equity and Tema owns the remaining 84%. After giving effect to the conversion of the Rosehill Operating Series A preferred units into Rosehill Common Units, we will own approximately 32% of Rosehill Operating’s common equity and Tema will own the remaining 68%.

Following the Business Combination, we changed our name from “KLR Energy Acquisition Corp.” to “Rosehill Resources Inc.” and continued the listing of our Class A Common Stock, units and Warrants on The NASDAQ Capital Market under the symbols “ROSE,” “ROSEU” and “ROSEW,” respectively. Until the consummation of the Business Combination, our Class A Common Stock, units and Warrants were listed on The NASDAQ Capital Market under the symbols “KLRE”, “KLREU” and “KLREW”, respectively.

The terms of the Business Combination are described in greater detail in our Current Reports on Form 8-K filed with the SEC on December 20, 2016 and May 3, 2017, and the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2017 (as amended or supplemented, the “Proxy Statement”), which are incorporated by reference into this prospectus, including our financial statements and the unaudited pro forma financial information giving effect to the foregoing transactions.

Business Overview

We are an independent oil and natural gas company focused on the exploration, development, acquisition and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. Our assets are concentrated in the Delaware Basin, a sub-basin of the Permian Basin, and the Fort Worth Basin.

As of March 31, 2017, our portfolio included 21 gross operated producing horizontal wells. We also operate 14 vertical and 20 horizontal wells in the Barnett Shale in the Fort Worth Basin that are intended to be used to support our Delaware Basin drilling program. As of March 31, 2017, our properties include working interests in approximately 4,789 net acres in the Delaware Basin, plus an additional 4,468 net acres in the Barnett Shale. We have identified 202 gross potential horizontal drilling locations, including 13 locations associated with proved undeveloped reserves as of December 31, 2016, in up to ten formations from Brushy Canyon down through the Wolfcamp B. As of December 31, 2016, 146 of our gross potential horizontal drilling locations were economic using Securities and Exchange Commission (“SEC”) pricing assumptions. Our goal is to increase production and reserves through strategic acquisitions and maximizing value of existing assets by optimizing completions, reducing horizontal drilling costs, efficient facility buildout, and reducing operating costs.

Corporate Information

Our principal executive offices are located at 16200 Park Row, Suite 300, Houston, Texas 77084, and our telephone number is (281) 675-3400. Our website is www.rosehillresources.com. Information on our website or any other website is not incorporated by reference into, and does not constitute part of, this prospectus.

Organizational Structure

The following diagram illustrates the ownership structure of Rosehill Resources Inc. immediately following the completion of the Business Combination. Totals may not sum or recalculate due to rounding.

(1)	“Initial Stockholders” refers to our Sponsor and certain of our current and former directors and officers who previously held shares of our Class F Common Stock which were automatically converted into shares of Class A Common Stock upon consummation of the Business Combination.
(2)	“PIPE Investors” refers to Anchorage Illiquid Opportunities V, L.P. and AIO AIV 3 Holdings, L.P., Geode Diversified Fund and The K2 Principal Fund, L.P.
(3)	The economic and voting interests set forth above do not take into account (i) exercise of outstanding Warrants, (ii) the future issuance of shares of Class A Common Stock under the Rosehill Resources Inc. 2016 Long Term Incentive Plan or (iii) the conversion of Series A Preferred Stock or Class B Common Stock into shares of Class A Common Stock.
(4)	In connection with the conversion of Series A Preferred Stock into Class A Common Stock, the Rosehill Series A preferred units will convert into Rosehill Common Units and, on an as-converted basis, we will own 32.1% of the Rosehill Common Units.

The Offering

We are registering (i) the issuance by us of up 25,594,158 shares of Class A Common Stock that may be issued upon exercise of outstanding Warrants and (ii) the issuance by us of up to 8,260,868 shares of Class A Common Stock issuable upon exercise of Series A Preferred Stock. We are also registering the resale of up to (i) 58,953,062 shares of Class A Common Stock, (ii) 17,408,839 Warrants and (iii) 140,827 shares of Series A preferred stock, including 45,827 shares of Series A Preferred Stock potentially issuable over the next five years as dividends, by the selling securityholders named in this prospectus or their permitted transferees.

Issuance of Class A Common Stock Underlying Warrants and Series A Preferred Stock

Shares of Class A Common Stock to be issued upon exercise of Warrants	25,594,158 shares of Class A Common Stock.

Shares of Class A Common Stock to be issued upon conversion of Series A Preferred Stock	8,260,868 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding prior to exercise of Warrants and conversion of Series A Preferred Stock (1)	5,856,579 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding assuming exercise of all Warrants and conversion of all Series A Preferred Stock (1)	39,711,605 shares of Class A Common Stock.

Use of proceeds	We will receive up to an aggregate of approximately $294.3 million from the exercise of Warrants, at an exercise price of $11.50 per share, assuming the exercise in full of all Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will not receive any proceeds from the conversion of Series A Preferred Stock.

Trading market and ticker symbol	Our Class A Common Stock is quoted on the NASDAQ Capital Market under the symbol “ROSE”.

Resale of Class A Common Stock, Warrants and Series A Preferred Stock by Selling Securityholders

Class A Common Stock offered by the selling securityholders	We are registering 58,953,062 shares of Class A Common Stock to be offered by the selling securityholders named herein, which includes 3,475,663 shares of Class A Common Stock currently owned by selling securityholders named herein, 29,807,692 shares of Class A Common Stock issuable upon exercise of Class B Common Stock, 17,408,839 shares of Class A Common Stock issuable upon exercise of Warrants by selling securityholders named herein and 8,260,868 shares of Class A Common Stock issuable upon conversion of Series A Preferred Stock.

Warrants offered by the selling securityholders	We are registering 17,408,839 Warrants to be offered by the selling securityholders named herein. Each warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment, at any time commencing on May 27, 2017 (which is 30 days after the completion of the Business Combination). The Warrants will expire on April 27, 2022 (which is five years after the completion of the Business Combination) or earlier upon redemption or liquidation. See “Description of Securities—Warrants” for further discussion.

Series A Preferred Stock offered by the selling securityholders	We are registering 140,827 shares of Series A Preferred Stock to be offered by the selling securityholders named herein, including 45,827 shares of Series A Preferred Stock potentially issuable over the next five years as dividends.

Conversion of Series A Preferred Stock	Each share of Series A Preferred Stock is convertible, at the holder’s option at any time, initially into 86.9565 shares of Class A Common Stock (which is equivalent to an initial conversion price of approximately $11.50 per share of Class A Common Stock), subject to specified adjustments and limitations as set forth in the Certificate of Designations.

At any time on or after April 27, 2019, the Company may, at its option, cause all outstanding shares of Series A Preferred Stock to be automatically converted into shares of our Class A Common Stock under certain circumstances.

Dividends on Series A Preferred Stock	Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, cumulative dividends at an annual rate of 8% of the $1,000 liquidation preference per share of Series A Preferred Stock, payable quarterly in arrears. Dividends are payable in cash or, at the Company’s option, in additional shares of Series A Preferred Stock. See “Description of Securities—Preferred Stock” for further discussion.

Securities outstanding prior to and after this offering (1)	The number of shares of Class A Common Stock, Warrants and shares of Series A Preferred Stock outstanding will not be impacted by sales by the selling securityholders named herein.

Use of proceeds	We will not receive any proceeds from the sale of Class A Common Stock, Warrants or Series A Preferred Stock by the selling securityholders named herein. However, we will receive proceeds from the exercise of Warrants if they are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

Trading market and ticker symbol	Our Class A Common Stock and Warrants are quoted on the NASDAQ Capital Market under the symbols “ROSE” and “ROSEW”, respectively. There has been no established market for our Series A Preferred Stock and a public market may not develop, or if any market does develop, it may not be sustained. We do not intend to apply to list the Series A Preferred Stock on any securities exchange or automated dealer quotation system.

Risk Factors	Investing in the Securities involves risks. Before investing in the Securities, you should carefully read and consider the information set forth in “Risk Factors” beginning on page 6.

(1)	The number of shares of Class A Common Stock does not include the 7,500,000 shares of Class A Common Stock available for future issuance under the Rosehill Resources Inc. 2017 Long Term Incentive Plan.

RISK FACTORS

An investment in the Securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider each of the risk factors set forth in any applicable prospectus supplement and in our most recent SEC filings that are incorporated herein by reference. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of the Securities could decline materially and you could lose all or part of your investment.

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

Unless the context otherwise requires, (i) prior to the completion of the Business Combination, references to “Rosehill Operating” refer to the assets, liabilities and operations of Tema Oil and Gas Company that were contributed to Rosehill Operating Company, LLC in connection with the Business Combination and (ii) following the completion of the Business Combination, references to “Rosehill Operating” refer to Rosehill Operating Company, LLC, the entity through which we currently conduct all of our operations. Due to the fact that Rosehill Operating is our sole operating subsidiary, the risks set forth below that pertain to Rosehill Operating and that may have a material and adverse effect on its financial condition, results of operations and cash flows of Rosehill Operating, would also have a material and adverse effect on our financial condition, results of operations and cash flows.

Risks Related to Our and Rosehill Operating’s Operations

Oil, natural gas and natural gas liquid (“NGL”) prices are volatile. A sustained decline in oil, natural gas and NGL prices could adversely affect Rosehill Operating’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and financial commitments.

Rosehill Operating’s revenues, profitability, cash flows and future growth, as well as liquidity and ability to access additional sources of capital, depends substantially on prevailing prices for oil, natural gas, and NGLs. Sustained lower prices will reduce the amount of oil, natural gas, and NGLs that Rosehill Operating can economically produce and may result in impairments of its proved reserves or reduction of its proved undeveloped reserves. Oil, natural gas, and NGL prices also affect the amount of cash flow available for capital expenditures and ability to borrow and raise additional capital.

The markets for oil, natural gas, and NGLs have historically been volatile. For example, since January 1, 2014, the WTI spot price for oil declined from a high of $107.95 per barrel on June 20, 2014 to $26.19 per barrel on February 11, 2016, and the Henry Hub spot price for natural gas declined from a high of $8.15 per MMBtu on February 10, 2014 to a low of $1.49 per MMBtu on March 4, 2016. Likewise, NGLs, which are made up of ethane, propane, isobutane, normal butane and natural gasoline, each of which have different uses and different pricing characteristics, have suffered significant recent declines in realized prices.

The market prices for oil, natural gas, and NGLs depend on factors beyond Rosehill Operating’s control. Some, but not all, of the factors that can cause fluctuation include:

•	worldwide and regional economic conditions impacting the global supply and demand for oil, natural gas, and NGLs;

•	the price and quantity of foreign imports of oil, natural gas, and NGLs;

•	political and economic conditions in, or affecting, other producing regions or countries, including the Middle East, Africa, South America, and Russia;

•	actions of the Organization of the Petroleum Exporting Countries (“OPEC”), its members and other state—controlled oil companies, including the ability of members of OPEC to agree to and maintain price and production controls;

•	the level of global exploration, development and production;

•	the level of global inventories;

•	the extent to which U.S. shale producers become “swing producers” adding or subtracting to the world supply;

•	prevailing prices on local price indexes in the area in which Rosehill Operating operates;

•	the proximity, capacity, cost and availability of gathering and transportation facilities;

•	localized and global supply and demand fundamentals and transportation availability;

•	the cost of exploring for, developing, producing and transporting reserves;

•	weather conditions, other natural disasters, and climate change;

•	technological advances affecting energy consumption;

•	the price and availability of alternative fuels;

•	worldwide conservation measures;

•	domestic and foreign governmental relations, regulation, and taxes;

•	worldwide governmental regulation and taxes;

•	U.S. and foreign trade restrictions, regulations, tariffs, agreements, and treaties;

•	the level and effect of trading in commodity futures markets, including commodity price speculators and others; and

•	political conditions or hostilities and unrest in oil producing regions.

In the second half of 2014, oil prices began a rapid and significant decline as the global oil supply began to outpace demand. During 2015, 2016 and early 2017, global oil supply outpaced demand, resulting in a sustained decline in realized prices for oil production. In general, this imbalance between supply and demand reflects the significant supply growth achieved in the United States as a result of shale drilling and oil production increases by certain other countries, including Russia and Saudi Arabia, as part of an effort to retain market share, combined with only modest demand growth in the United States and less-than-expected demand in other parts of the world, particularly in Europe and China. Although there has been a dramatic decrease in drilling activity in the industry, oil storage levels in the United States remain at historically high levels. Until supply and demand balance and the overhang in storage levels begins to decline, prices will likely remain under pressure. The U.S. dollar has also strengthened relative to other leading currencies, which has caused oil prices to weaken, as they are U.S. dollar-denominated. In addition, the lifting of economic sanctions on Iran has resulted in increasing supplies of oil from Iran, adding further downward pressure to oil prices. NGL prices generally correlate to the price of oil. Also adversely affecting the price for NGLs is the supply of NGLs in the United States, which has continued to grow due to an increase in industry participants targeting projects that produce NGLs in recent years. Prices for domestic natural gas began to decline during the third quarter of 2014 and remained weak during 2015 through early 2017. The declines in natural gas prices are primarily due to an imbalance between supply and demand across North America.

The continued duration and magnitude of these commodity price declines cannot be accurately predicted. For the three months ended March 31, 2017 and 2016, Rosehill Operating’s average realized oil price per barrel was $48.63 and $29.31, respectively. For the three months ended March 31, 2017 and 2016, Rosehill Operating’s average realized natural gas price per Mcf was $2.89 and $1.81, respectively, and its average realized price for NGLs per barrel was $19.01 and $9.39, respectively. For the year ended December 31, 2016, 2015 and 2014, Rosehill Operating’s average realized oil price per barrel was $40.52, $43.62 and $77.93, respectively. For the year ended December 31, 2016, 2015 and 2014, Rosehill Operating’s average realized natural gas price per Mcf was $2.23, $2.37 and $4.06, respectively, and its average realized price for NGLs per barrel was $12.68, $12.75 and $26.93 and, respectively. These commodity prices represent Rosehill Operating’s realized prices before the effects of commodity derivative settlements.

Lower commodity prices may reduce Rosehill Operating’s cash flows and borrowing ability. If Rosehill Operating is unable to obtain needed capital or financing on satisfactory terms, its ability to develop future reserves could be adversely affected. Furthermore, using lower prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits. In addition, sustained periods with oil and natural gas prices at levels lower than current WTI or Henry Hub strip prices and the effect such prices may have on Rosehill Operating’s drilling economics and ability to raise capital may require Rosehill Operating to re-evaluate and postpone or eliminate development drilling, which could result in the reduction of some of Rosehill Operating’s proved undeveloped reserves and related standardized measure. If Rosehill Operating is required to curtail its drilling program, it may be unable to continue to hold leases that are scheduled to expire, which may further reduce Rosehill Operating’s reserves. As a result, a substantial or extended decline in commodity prices may materially and adversely affect Rosehill Operating’s future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

Rosehill Operating’s development and acquisition projects require substantial capital expenditures. We and Rosehill Operating may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in its ability to access or grow production and reserves.

The oil and natural gas industry is capital-intensive. Rosehill Operating makes substantial capital expenditures related to development and acquisition projects. Rosehill Operating expects to fund its capital expenditures with cash generated by operations and borrowings under the credit agreement, dated April 27, 2017 (the “Credit Agreement”), by and among the Rosehill Operating and PNC Bank, National Association, as administrative agent and issuing bank, and each of the lenders from time to time party thereto; however, financing needs may require an alteration or increase in our or Rosehill Operating’s capitalization substantially through the issuance of debt or equity or the sale of assets. The issuance of additional indebtedness would require that a portion of the cash flow from Rosehill Operating’s operations be used for the payment of interest and principal on its indebtedness, thereby reducing Rosehill Operating’s ability to use cash flow from operations to fund working capital, capital expenditures and acquisitions. The issuance of additional equity securities by us would be dilutive to stockholders. The actual amount and timing of Rosehill Operating’s future capital expenditures may differ materially from its estimates as a result of, among other things: oil, natural gas and NGL prices; actual drilling results; the availability and cost of drilling rigs and other services and equipment; and regulatory, technological and competitive developments. A reduction in commodity prices from current levels may result in a decrease in Rosehill Operating’s actual capital expenditures, which would negatively impact its ability to grow production.

Rosehill Operating’s cash flow from operations and access to capital are subject to a number of variables, including:

•	the prices at which its production is sold;

•	its proved reserves;

•	the volume of hydrocarbons it is able to produce from existing wells;

•	its ability to acquire, locate and produce new reserves;

•	the levels of its operating expenses;

•	its ability to borrow under its Credit Agreement (or any replacement credit facility); and

•	its ability to access the capital markets.

If cash flow from operations or available borrowings under its Credit Agreement decrease as a result of lower oil, natural gas and NGL prices, operational difficulties, declines in reserves or for any other reason, Rosehill Operating may have limited ability to obtain the capital necessary to sustain operations at current levels. If additional capital is needed, Rosehill Operating may not be able to obtain debt or equity financing on acceptable terms, if at all. If cash flow from operations or available under existing or anticipated credit facilities are insufficient to meet its capital requirements, the failure to obtain additional financing could result in a curtailment of the development of Rosehill Operating’s properties, which in turn could lead to a decline in its reserves and production and could materially and adversely affect its business, financial condition and results of operations.

Rosehill Operating may incur substantial additional debt, which could decrease its ability to maintain operations or service existing debt obligations.

Subject to the restrictions in the instruments governing its debt, Rosehill Operating may incur substantial additional debt in the future. Rosehill Operating’s Credit Agreement contains restrictions on its ability to incur additional indebtedness. Rosehill Operating may also consider investments in joint ventures or acquisitions that may increase its indebtedness. Adding new debt to then existing debt levels could intensify the operational risks that Rosehill Operating now faces.

Drilling for oil and gas involves numerous and significant risks and uncertainties.

Risks that Rosehill Operating faces while drilling wells include:

•	weather effects, floods, snowstorms, ice storms, and similar natural conditions, on the drilling location and delivery of materials to the wellsite;

•	unforeseen water flows;

•	lost circulation of drilling fluids;

•	unexpected oil and gas flows into the well bore;

•	drill pipe, casing and equipment failure, or loss of equipment in the well;

•	failure or inaccuracies of directional drilling measurement devices;

•	excessive hole washouts in the Salt/Anhydrite zones resulting in poor surface cement jobs;

•	inability to reach the desired drilling zone with conventional bits and drilling techniques;

•	failure to land a wellbore in the desired drilling zone;

•	inability to stay in the desired drilling zone or being able to run tools and other equipment consistently while drilling horizontally through the formation;

•	difficulties in running casing the entire length of the wellbore;

Risks that Rosehill Operating faces while completing wells include:

•	the ability to fracture stimulate the planned number of stages;

•	the ability to run tools the entire length of the wellbore during completion operations; and

•	the ability to successfully clean out the wellbore after completion of the final fracture stimulation stage.

In addition, certain of the new techniques Rosehill Operating is adopting may cause irregularities or interruptions in production due to offset wells being shut in and the time required to drill and complete multiple wells before any such wells begin producing. Furthermore, the results of Rosehill Operating’s drilling in new or emerging formations are more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer or emerging formations and areas have limited or no production history and, consequently, Rosehill Operating is more limited in assessing future drilling results in these areas. If Rosehill Operating’s drilling results are less than anticipated, the return on its investment for a particular project may not be as attractive as anticipated, and it could incur material writedowns of unevaluated properties and a decline in the value of Rosehill Operating’s undeveloped acreage.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect Rosehill Operating’s business, financial condition or results of operations.

Rosehill Operating’s future financial condition and results of operations will depend on the success of its development, acquisition and production activities, which are subject to numerous risks beyond its control, including the risk that drilling will not result in commercially viable oil and natural gas production.

Rosehill Operating’s decisions to develop or purchase prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. For a discussion of the uncertainty involved in these processes, see “Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of Rosehill Operating’s reserves” below. In addition, Rosehill Operating’s cost of drilling, completing and operating wells is often uncertain.

Many factors may curtail, delay or cancel Rosehill Operating’s scheduled drilling projects, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements, including limitations resulting from wastewater disposal, emission of greenhouse gases (“GHGs”) and limitations on hydraulic fracturing;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining equipment and qualified personnel or in obtaining water for hydraulic fracturing activities;

•	equipment failures, accidents or other unexpected operational events;

•	lack of available gathering facilities or delays in construction of gathering facilities;

•	lack of available capacity on interconnecting transmission pipelines;

•	adverse weather conditions, including such conditions which are possibly connected to climate change;

•	drought conditions limiting the availability of water for hydraulic fracturing, including such conditions as possibly connected to climate change;

•	issues related to compliance with environmental regulations;

•	environmental hazards, such as oil and natural gas leaks, oil spills, pipeline and tank ruptures and unauthorized discharges of brine, well stimulation and completion fluids, toxic gases or other pollutants into the surface and subsurface environment;

•	declines in oil and natural gas prices;

•	limited availability of financing at acceptable terms;

•	title problems; and

•	limitations in the market for oil and natural gas.

Rosehill Operating may not be able to generate sufficient cash to service all of its indebtedness and may be forced to take other actions to satisfy its obligations under applicable debt instruments, which may not be successful.

Rosehill Operating’s ability to make scheduled payments on, or to refinance, its indebtedness obligations, including Rosehill Operating’s Credit Agreement or line of credit, depends on its financial condition and operating performance, which are subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond its control. Rosehill Operating may not be able to maintain a level of cash flows from operating activities sufficient to permit it to pay the principal, premium, if any, and interest on its current and future indebtedness.

If Rosehill Operating’s cash flows and capital resources are insufficient to fund debt service obligations, it may be forced to reduce or delay investments and capital expenditures, sell assets, seek additional capital or restructure or refinance indebtedness. Rosehill Operating’s ability to restructure or refinance its indebtedness will depend on the condition of the capital markets and its financial condition at such time. Any refinancing of indebtedness could be at higher interest rates and may require Rosehill Operating to comply with more onerous covenants, which could further restrict business operations. The terms of future debt instruments may restrict Rosehill Operating from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on outstanding indebtedness on a timely basis would likely result in a reduction of Rosehill Operating’s credit rating, which could harm Rosehill Operating’s ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, Rosehill Operating could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations. Rosehill Operating’s Credit Agreement restricts its ability to dispose of assets and its use of the proceeds from such disposition. Rosehill Operating may not be able to consummate those dispositions, and the proceeds of any such disposition may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit Rosehill Operating to meet scheduled debt service obligations.

Restrictions in Rosehill Operating’s Credit Agreement limit, and its future debt agreements could limit, its ability to engage in certain activities.

Rosehill Operating’s Credit Agreement contains, and its future debt agreements may contain, a number of significant covenants, including restrictive covenants that limit its ability to, among other things:

•	incur additional indebtedness;

•	be liable in respect of any third party guaranty;

•	incur liens;

•	make loans to others;

•	make investments;

•	pay dividends or make distributions to third parties;

•	liquidate, merge or consolidate with another entity;

•	enter into commodity hedges exceeding a specified percentage of Rosehill Operating’s expected production;

•	enter into interest rate hedges exceeding a specified percentage of the Rosehill Operating’s outstanding indebtedness;

•	sell properties or assets;

•	issue additional shares of capital stock; and

•	engage in certain other transactions without the prior consent of PNC Bank, National Association and/or the lenders.

In addition, Rosehill Operating’s Credit Agreement requires it to maintain the following financial ratios: (1) a working capital ratio, which is the ratio of consolidated current assets (including unused commitments under the Credit Agreement, but excluding non-cash assets) to consolidated current liabilities (excluding non-cash obligations, reclamation obligations to the extent classified as current liabilities and current maturities under the Credit Agreement), of not less than 1.0 to 1.0, and (2) a leverage ratio, which is the ratio of the sum of all of Rosehill Operating’s Total Funded Debt to EBITDAX (as such terms are defined in the Credit Agreement) for the four fiscal quarters then ended, of not greater than 4.00 to 1.00. Failure to do so could result in mandatory or full repayment of the indebtedness. The senior secured revolving credit facility also does not permit Rosehill Operating to borrow funds if at the time of such borrowing, Rosehill Operating is not in pro forma compliance with the financial covenants.

The restrictions in Rosehill Operating’s Credit Agreement limit its ability to obtain future financings to withstand a future downturn in its business or the economy in general, or to otherwise conduct necessary corporate activities. Rosehill Operating may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under its Credit Agreement impose on it.

A breach of any covenant in Rosehill Operating’s Credit Agreement likely would result in a default under the Credit Agreement after any applicable grace periods. A default, if not waived, could result in acceleration of the indebtedness outstanding under Rosehill Operating’s Credit Agreement and in a default with respect to, and an acceleration of, the indebtedness outstanding under other debt agreements. The accelerated indebtedness may become immediately due and payable. If that occurs, Rosehill Operating may not be able to make all of the required payments or borrow sufficient funds to refinance such indebtedness. Even if new financing were available at that time, it may not be on terms that are acceptable to Rosehill Operating or us. If an event of default occurs under the Credit Agreement, PNC Bank, National Association will have the right to proceed against the pledged capital stock and take control of substantially all of Rosehill Operating and Rosehill Operating’s material operating subsidiaries that are guarantors’ assets.

Any significant reduction in the borrowing base under Rosehill Operating’s Credit Agreement as a result of the periodic borrowing base redeterminations or otherwise may negatively impact its ability to fund its operations.

Rosehill Operating’s Credit Agreement limits the amounts Rosehill Operating can borrow up to a borrowing base amount, which the lenders, in their sole discretion, determine at certain periods throughout the year. The borrowing base depends on, among other things, projected revenues from, and asset values of, the oil and natural gas properties securing Rosehill Operating’s loan. If Rosehill Operating does not furnish the information required for the redetermination by the specified date, the lender may nonetheless redetermine the borrowing base in their sole discretion until the relevant information is received.

In the future, Rosehill Operating may not be able to access adequate funding under its Credit Agreement (or a replacement facility) as a result of a decrease in its borrowing base due to the issuance of new indebtedness, the outcome of a subsequent borrowing base redetermination or an unwillingness or inability on the part of lending counterparties to meet their funding obligations and the inability of other lenders to provide additional funding to cover the defaulting lender’s portion. Declines in commodity prices could result in a determination to lower the borrowing base in the future and, in such a case, Rosehill Operating could be required to repay any indebtedness in excess of the redetermined borrowing base. As a result, Rosehill Operating may be unable to implement its respective drilling and development plan, make acquisitions or otherwise carry out business plans, which would have a material adverse effect on its financial condition and results of operations and impair its ability to service its indebtedness.

Rosehill Operating’s derivative activities could result in financial losses or could reduce its earnings.

A portion of Rosehill Operating’s oil and natural gas production has historically been hedged in order to protect cash flow from falling prices. The use of these arrangements limits its ability to benefit from increases in the prices of natural gas and oil. As of March 31, 2017, Rosehill Operating had entered into derivative commodity contracts through December 2017 covering a total of 572 MBbls of oil and 4,200 MMcf of natural gas projected oil and natural gas production. At the closing of the Business Combination, all crude oil options and natural gas options were settled, and all crude oil swaps and all natural gas swaps were transferred to Rosehill Operating. Accordingly, Rosehill Operating’s earnings may fluctuate significantly as a result of changes in fair value of its commodity derivatives.

Commodity derivatives may also expose Rosehill Operating to the risk of financial loss in some circumstances, including when:

•	production and sales are insufficient to offset losses under the commodity derivatives;

•	the counterparty to the commodity derivatives defaults on its contractual obligations;

•	there is an increase in the differential between the underlying price in the commodity derivatives and actual prices received;

•	issues arise with regard to legal enforceability of such instruments; or

•	applicable laws or regulations regarding such instruments are changed.

The use of commodity derivatives may, in some cases, require the posting of cash collateral with counterparties. If Rosehill Operating enters into commodity derivatives that require cash collateral, particularly if commodity prices or interest rates change in a manner averse to Rosehill Operating, Rosehill Operating’s cash otherwise available for use in its operations would be reduced, which could limit its ability to make future capital expenditures and make payments on its indebtedness, and which could also limit the size of its borrowing base. Future collateral requirements will depend on arrangements with counterparties, highly volatile oil and natural gas prices and interest rates. In addition, commodity derivatives could limit the benefit Rosehill Operating would receive from increases in the prices for oil and natural gas, which could also have a material adverse effect on Rosehill Operating’s financial condition.

Rosehill Operating’s commodity derivative contracts expose it to risk of financial loss if a counterparty fails to perform under a contract. Disruptions in the financial markets could lead to sudden decreases in a counterparty’s liquidity, which could make the counterparty unable to perform under the terms of the contract, and Rosehill Operating may not be able to realize the benefit of the contract. Rosehill Operating is unable to predict sudden changes in a counterparty’s creditworthiness or ability to perform. Even if Rosehill Operating accurately predicts sudden changes, its ability to negate the risk may be limited depending upon market conditions.

During periods of declining commodity prices, Rosehill Operating’s commodity derivative contract receivable positions have generally increased, which has increased Rosehill Operating’s counterparty credit exposure. If the creditworthiness of Rosehill Operating’s counterparties deteriorates and results in their nonperformance, Rosehill Operating could incur a significant loss with respect to its commodity derivative contracts.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in reserve estimates or underlying assumptions will materially affect the quantities and present value of Rosehill Operating’s reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to current and future economic conditions and commodity prices. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of Rosehill Operating’s reserves. In order to prepare reserve estimates, Rosehill Operating must project production rates and timing of development expenditures. Rosehill Operating must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary from Rosehill Operating’s estimates. For instance, initial production rates reported by Rosehill Operating or other operators may not be indicative of future or long-term production rates, Rosehill Operating’s recovery efficiencies may be worse than expected, and production declines may be greater than Rosehill Operating estimates and may be more rapid and irregular when compared to initial production rates. In addition, Rosehill Operating may adjust reserve estimates to reflect additional production history, results of development activities, current commodity prices and other existing factors. Any significant variance could materially affect the estimated quantities and present value of Rosehill Operating’s reserves.

You should not assume that the present value of future net revenues from Rosehill Operating’s reserves is the current market value of its estimated reserves. Rosehill Operating generally bases the estimated discounted future net cash flows from reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate. For example, Rosehill Operating’s estimated proved reserves as of December 31, 2016 and related standardized measure were calculated under SEC rules using twelve-month trailing average benchmark prices of $42.75 per barrel of oil (WTI), $11.73 per barrel of NGL (27.5% of WTI), and $2.49 per MMBtu of natural gas (Henry Hub spot) which, for certain periods in 2016, were substantially higher than the available spot prices. If spot prices are below such calculated amounts, using more recent prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits.

Rosehill Operating will not be the operator on all of its acreage or drilling locations, and, therefore, it will not be able to control the timing of exploration or development efforts, associated costs, or the rate of production of any non-operated assets.

Rosehill Operating has leased or acquired approximately 4,789 net acres in the Delaware Basin, approximately 95% of which it operates, as of December 31, 2016. As of December 31, 2016, Rosehill Operating was the operator on 193 of its 202 identified gross horizontal drilling locations. Rosehill Operating will have limited ability to exercise influence over the operations of the drilling locations it does not operate, and the operators of those locations may at any time have economic, business or legal interests or goals that are inconsistent with Rosehill Operating’s. Furthermore, the success and timing of development activities by such operators will depend on a number of factors that will be largely outside of Rosehill Operating’s control, including:

•	the timing and amount of capital expenditures;

•	the operator’s expertise and financial resources;

•	the approval of other participants in drilling wells;

•	the selection of technology; and

•	the rate of production of reserves, if any.

This limited ability to exercise control over the operations and associated costs of some of Rosehill Operating’s non-operated drilling locations could prevent the realization of targeted returns on capital in drilling or acquisition activities.

Rosehill Operating participates in oil and gas leases with third parties who may not be able to fulfill their commitments to its projects.

Rosehill Operating owns less than 100% of the working interest on approximately 5% of the oil and gas leases on which it conducts operations, and other parties own the remaining portion of the working interest. Financial risks are inherent in any operation where the cost of drilling, equipping, completing and operating wells is shared by more than one person. Rosehill Operating could potentially be held liable for joint activity obligations of other working interest owners, such as nonpayment of costs and liabilities arising from the actions of other working interest owners. In addition, declines in oil, natural gas and NGL prices may increase the likelihood that some of these working interest owners, particularly those that are smaller and less established, are not able to fulfill their joint activity obligations. Other working interest owners may be unable or unwilling to pay their share of project costs, and, in some cases, may declare bankruptcy. In the event any other working interest owners do not pay their share of such costs, Rosehill Operating would likely have to pay those costs, and may be unsuccessful in any efforts to recover these costs from other working interest owners, which could materially adversely affect its financial position.

Rosehill Operating’s identified drilling locations are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, Rosehill Operating may not be able to raise the substantial amount of capital that would be necessary to drill such locations.

Rosehill Operating has specifically identified and scheduled certain drilling locations as an estimation of its future multi-year drilling activities on its existing acreage. These drilling locations represent a significant part of Rosehill Operating’s growth strategy. Rosehill Operating’s ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals and other factors. Because of these uncertain factors, Rosehill Operating does not know if the potential drilling locations its management has identified will ever be drilled or if it will be able to produce oil or natural gas in commercial qualities from these or any other drilling locations. In addition, unless production is established within the spacing units covering the undeveloped acres on which some of the drilling locations are obtained, the leases for such acreage will expire. As such, Rosehill Operating’s actual drilling activities may materially differ from those presently identified.

As of December 31, 2016, 202 gross potential horizontal drilling locations, which includes 13 locations associated with proved undeveloped reserves as of December 31, 2016, have been identified on Rosehill Operating’s acreage based on approximately 1,320-foot spacing with 40 wells per 640-acre section in the ten formations from the Brushy Canyon through Wolfcamp B formations. As of December 31, 2016, 146 of Rosehill Operating’s gross potential horizontal drilling locations were economic using SEC pricing assumptions. Horizontal lateral effective lengths range from 4,300 feet up to 4,700 feet. As a result of the limitations described above, Rosehill Operating may be unable to drill many of the identified locations. Based on future operations or regulatory changes, Rosehill Operating may determine that certain formations cannot be physically or economically exploited or that spacing of wells may have to be changed. In addition, Rosehill Operating will require significant additional capital over a prolonged period in order to pursue the development of these locations, and it may not be able to raise or generate the capital required to do so. See “Rosehill Operating’s development and acquisition projects require substantial capital expenditures. We and Rosehill Operating may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in its ability to access or grow production and reserves” above. Any drilling activities Rosehill Operating is able to conduct on these locations may not be successful or result in Rosehill Operating’s ability to add additional proved reserves to its overall proved reserves or may result in a downward revision of its estimated proved reserves, which could have a material adverse effect on its future business and results of operations. Additionally, if Rosehill Operating curtails its drilling program, it may lose a portion of its acreage through lease expirations.

Certain of Rosehill Operating’s undeveloped leasehold acreage is subject to leases that will expire over the next several years unless production is established on units containing the acreage, the primary term is extended through continuous drilling provisions or the leases are renewed.

As of March 31, 2017, approximately 89% of Rosehill Operating’s total net acreage was either held by production or under continuous drilling provisions. The leases for Rosehill Operating’s net acreage not held by production will expire at the end of their primary term unless production is established in paying quantities under the units containing these leases, the leases are held beyond their primary terms under continuous drilling provisions or the leases are renewed. If Rosehill Operating’s leases expire and it is unable to renew the leases, Rosehill Operating will lose the right to develop the related properties. Rosehill Operating’s ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals and other factors.

Adverse weather conditions may negatively affect Rosehill Operating’s operating results and its ability to conduct drilling activities.

Adverse weather conditions may cause, among other things, increases in the costs of, and delays in, drilling or completing new wells, power failures, temporary shut-in of production and difficulties in the transportation of Rosehill Operating’s oil, natural gas and NGLs. Any decreases in production due to poor weather conditions will have an adverse effect on Rosehill Operating’s revenues, which will in turn negatively affect its cash flow from operations.

Rosehill Operating’s operations are substantially dependent on the availability of water. Restrictions on Rosehill Operating’s ability to obtain water may have an adverse effect on its financial condition, results of operations and cash flows.

Water is an essential component of deep shale oil and natural gas drilling and hydraulic fracturing processes. Drought conditions have persisted in Texas in past years. These drought conditions have led governmental authorities to restrict the use of water subject to their jurisdiction for hydraulic fracturing to protect local water supplies. If Rosehill Operating is unable to obtain water to use in its operations, it may be unable to economically produce oil and natural gas, which could have a material and adverse effect on its financial condition, results of operations and cash flows.

The core of Rosehill Operating’s producing properties are located in the Delaware Basin, a sub-basin of the Permian Basin, in West Texas and New Mexico, making Rosehill Operating vulnerable to risks associated with operating in a single geographic area.

The core of Rosehill Operating’s producing properties are geographically concentrated in the Delaware Basin, a sub-basin of the Permian Basin, in West Texas. At December 31, 2016, 92% of Rosehill Operating’s total estimated proved reserves were attributable to properties located in this area. As a result of this concentration, Rosehill Operating may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, processing or transportation capacity constraints, market limitations, availability of equipment and personnel, water shortages or other drought related conditions or interruption of the processing or transportation of oil, natural gas or NGLs.

The marketability of Rosehill Operating’s production will be dependent upon transportation and other facilities, certain of which Rosehill Operating will not control. If these facilities are unavailable, Rosehill Operating’s operations could be interrupted and its revenues reduced.

The marketability of Rosehill Operating’s oil and natural gas production depends in part upon the availability, proximity and capacity of transportation facilities owned by third parties. Rosehill Operating’s oil production is purchased at the wellhead by Gateway Gathering and Marketing (“Gateway”), an affiliate of Tema, and transported through Gateway’s Raven Gathering System (“Raven”) pipeline to the interconnection between Raven pipeline and Plains Marketing, LP pipeline. The oil is then transported on a third party pipeline to Midland, Texas where it is sold. Rosehill Operating’s natural gas production is transported by Gateway on

Gateway’s Loving County Gathering System (“LCGS”) pipeline from the wellhead to the interconnection between LCGS pipeline and ETC Field Services pipeline. The gas is sold by Rosehill Operating to the third party (ETC Field Services) at the interconnection between LCGS and ETC Field Services. ETC Field Services transports the gas to its processing facility. In connection with the Business Combination, Rosehill Operating and Gateway have agreed to enter into crude oil gathering and natural gas gathering agreements with ten-year terms.

Rosehill Operating does not control Gateway’s or the third-party’s transportation facilities and its access to the facilities may be limited or denied. Insufficient production from Rosehill Operating’s wells to support the construction of pipeline facilities by Rosehill Operating’s purchasers or a significant disruption in the availability of third-party transportation facilities or other production facilities could adversely impact Rosehill Operating’s ability to deliver to market or produce its oil and natural gas and thereby cause a significant interruption in its operations. If, in the future, Rosehill Operating is unable, for any sustained period, to implement acceptable delivery or transportation arrangements or encounter production related difficulties, it may be required to shut in or curtail production or flare natural gas. Any such shut-in, curtailment, or flaring or an inability to obtain favorable terms for delivery of the oil and natural gas produced from its fields, would materially and adversely affect Rosehill Operating’s financial condition and results of operations.

Rosehill Operating may incur losses as a result of title defects in the properties in which it invests.

The existence of a material title deficiency can render a lease worthless and can adversely affect Rosehill Operating’s results of operations and financial condition. While Rosehill Operating has historically obtained title opinions prior to commencing drilling operations on a lease or in a unit, the failure of title may not be discovered until after a well is drilled, in which case Rosehill Operating may lose the lease and the right to produce all or a portion of the minerals under the property and may be required to pay damages to the actual owner of the lease.

The development of Rosehill Operating’s estimated proved undeveloped reserves (“PUDs”) may take longer and may require higher levels of capital expenditures than currently anticipated. Therefore, Rosehill Operating’s estimated PUDs may not be ultimately developed or produced.

As of December 31, 2016, 50% of Rosehill Operating’s total estimated proved reserves were classified as PUDs. Development of these PUDS may take longer and require higher levels of capital expenditures than currently anticipated. For example, primarily as a result of factors outside Rosehill Operating’s control, including a downturn in commodity prices, Rosehill Operating adjusted its development plan to temporarily defer the drilling of certain PUD locations. As a result, no PUDs were converted from undeveloped to developed during 2015 and 2016. As a result of Rosehill Operating’s failure to convert any PUDs during 2015 and 2016, Rosehill Operating will have a shorter period of time available to convert such PUDs (due to the requirement to convert PUDs from undeveloped to developed within five years of initial booking). Further delays in the development of Rosehill Operating’s PUDs, increases in costs to drill and develop such reserves or decreases in commodity prices will reduce the value of Rosehill Operating’s estimated PUDs and future net revenues estimated for such reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves could cause Rosehill Operating to have to reclassify its PUDs as unproved reserves if Rosehill Operating no longer believes with reasonable certainty that it will develop the PUDs within five years after their initial booking. If Rosehill Operating does not drill its PUD wells within five years after their respective dates of booking, Rosehill Operating may be required to write-down its PUDs.

If commodity prices decrease to a level such that Rosehill Operating’s future undiscounted cash flows from its properties are less than their carrying value, Rosehill Operating may be required to take impairments or write-downs of the carrying values of Rosehill Operating’s properties.

Accounting rules require periodic review of the carrying value of Rosehill Operating’s properties for possible impairment. Based on prevailing commodity prices and specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, Rosehill Operating may be required to write-down the carrying value of its properties. A write-down constitutes a non-cash charge to earnings. Commodity prices have declined significantly in recent years. For example, the WTI spot price for oil declined from a high of $107.95 per barrel on June 20, 2014 to $26.19 per barrel on February 11, 2016, and the Henry Hub spot price for natural gas declined from a high of $8.15 per MMBtu on February 10, 2014 to a low of $1.49 per MMBtu on March 4, 2016. Likewise, NGLs have suffered significant recent declines in realized prices. The price of propane (Mont Belvieu) ranged from a high of $1.73 per gallon in February 2014 to a low of $0.30 per gallon in January 2016 and the price of ethane (Mont Belvieu) ranged from a high of $0.45 per gallon in January 2014 to a low of $0.13 per gallon in December 2015. Rosehill Operating recognized impairment charges of $8.1 million and $27.6 million in the years ended December 31, 2015 and 2014, respectively. No impairment was recognized in the year ended December 31, 2016, and during the three months ended March 31, 2017 and 2016. Lower commodity prices in the future could result in impairments of Rosehill Operating’s properties, which could have a material adverse effect on its results of operations for the periods in which such charges are taken.

Unless Rosehill Operating replaces its reserves with new reserves and develops those reserves, Rosehill Operating’s reserves and production will decline, which would adversely affect its future cash flows and results of operations.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Unless Rosehill Operating conducts successful ongoing exploration and development activities or continually acquires properties containing proved reserves, Rosehill Operating’s proved reserves will decline as those reserves are produced. Rosehill Operating’s future reserves and production, and therefore its future cash flow and results of operations, are highly dependent on its success in efficiently developing its current reserves and economically finding or acquiring additional recoverable reserves. Rosehill Operating may not be able to develop, find or acquire sufficient additional reserves to replace the current and future production. If Rosehill Operating is unable to replace its current and future production, the value of its reserves will decrease, and its business, financial condition and results of operations would be materially and adversely affected.

Conservation measures and technological advances could reduce demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. The impact of the changing demand for oil and natural gas may have a material adverse effect on Rosehill Operating’s business, financial condition, results of operations and cash flows.

Rosehill Operating depends upon significant purchasers for the sale of most of its oil, natural gas and NGL production.

Rosehill Operating has historically sold its production to a relatively small number of customers, as is customary in its business. For the three months ended March 31, 2017 and the year ended December 31, 2016, two and three customers accounted for approximately 90% and 97%, respectively, of Rosehill Operating’s total revenue. During such periods, no other purchaser accounted for 10% or more of Rosehill Operating’s revenue. The loss of any one or all of its significant customers as a purchaser could materially and adversely affect Rosehill Operating’s revenues in the short-term.

Rosehill Operating’s operations may be exposed to significant delays, costs and liabilities as a result of environmental and occupational health and safety requirements applicable to its business activities.

Rosehill Operating’s operations are subject to stringent and complex federal, state and local laws and regulations governing the discharge of materials into the environment, health and safety aspects of Rosehill Operating’s operations or otherwise relating to environmental protection. These laws and regulations may impose numerous obligations applicable to Rosehill Operating’s operations, including the acquisition of a permit or other approval before conducting regulated activities; the restriction of types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of drilling activities on certain lands lying within wilderness, wetlands and other protected areas; the application of specific health and safety criteria addressing worker protection; the imposition of substantial liabilities for pollution resulting from Rosehill Operating’s operations. Numerous governmental authorities, such as the U.S. Environmental Protection Agency (“EPA”) and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them. Such enforcement actions often involve taking difficult and costly compliance measures or corrective actions. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, natural resource damages, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of Rosehill Operating’s operations; and plugging and abandonment responsibilities for wells which have ceased producing. In addition, Rosehill Operating may experience delays in obtaining, or be unable to obtain, required permits, which may delay or interrupt its operations and limit its growth and revenue.

Certain environmental laws impose strict as well as joint and several liabilities for costs required to remediate and restore sites where hazardous substances, hydrocarbons or solid wastes have been stored or released. Rosehill Operating may be required to remediate contaminated properties currently or formerly operated by Rosehill Operating or its predecessors in interest or facilities of third parties that received waste generated by Rosehill Operating’s operations regardless of whether such contamination resulted from the conduct of others or from consequences of Rosehill Operating’s own actions that were in compliance with all applicable laws at the time those actions were taken. In connection with certain acquisitions, Rosehill Operating could acquire, or be required to provide indemnification against, environmental liabilities that could expose it to material losses. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of Rosehill Operating’s operations. Rosehill Operating’s insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against it. Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. For example, in June 2016, the EPA finalized a rule regarding criteria for aggregating multiple small surface sites into a single source for air-quality permitting purposes applicable to the oil and gas industry. This rule could cause small facilities, on an aggregate basis, to be deemed a major source, thereby triggering more stringent air permitting requirements. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes more stringent and costly operating, waste handling, disposal and cleanup requirements, Rosehill Operating’s business, prospects, financial condition or results of operations could be materially adversely affected.

Rosehill Operating may incur substantial losses and be subject to substantial liability claims as a result of its operations. Additionally, Rosehill Operating may not be insured for, or the insurance may be inadequate to protect it against, these risks.

Rosehill Operating is not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect Rosehill Operating’s business, financial condition or results of operations.

Rosehill Operating’s exploration and development activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•	environmental hazards, such as uncontrollable releases of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and air contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oilfield drilling and service tools and drill pipe or casing failures or collapse;

•	fire, explosions and ruptures of pipelines;

•	personal injuries and death;

•	natural disasters, which may include severe weather as possibly connected to climate change and seismic events as possibly connected to injection of produced water and flowback into disposal wells; and

•	terrorist attacks targeting oil and natural gas related facilities and infrastructure.

Any of these risks could adversely affect Rosehill Operating’s ability to conduct operations or result in substantial loss to us as a result of claims for:

•	injury or loss of life;

•	damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	statutory or regulatory investigations and penalties; and

•	repair and remediation costs.

Rosehill Operating may elect not to obtain insurance for any or all of these risks if it believes that the cost of available insurance is excessive relative to the risks presented. In addition, statutory and regulatory penalties, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on Rosehill Operating’s business, financial condition and results of operations.

Properties that Rosehill Operating decides to drill may not yield oil or natural gas in commercially viable quantities.

Properties that Rosehill Operating decides to drill that do not yield oil or natural gas in commercially viable quantities will adversely affect its results of operations and financial condition. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of micro-seismic data and other technologies and the study of producing fields and data from other wells in the same area, or more fully explored prospects, will not enable Rosehill Operating to know conclusively prior to drilling whether oil or natural gas will be present or, if present, in commercial quantities. Further, drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, including:

•	unexpected or adverse drilling conditions;

•	title problems;

•	elevated pressure or lost circulation in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with environmental and other governmental or contractual requirements; and

•	increase in the cost of, shortages or delays in the availability of, electricity, supplies, materials, drilling or workover rigs, equipment and services.

We and Rosehill Operating may be unable to make attractive acquisitions or successfully integrate acquired assets or businesses, and any inability to do so may disrupt its business and hinder its ability to grow.

In the future, we and Rosehill Operating may make acquisitions of assets or businesses that complement or expand our current business. However, there is no guarantee we and Rosehill Operating will be able to identify attractive acquisition opportunities. In the event we and Rosehill Operating are able to identify attractive acquisition opportunities, we may not be able to complete the acquisition or do so on commercially acceptable terms. Competition for acquisitions may also increase the cost of, or cause us and Rosehill Operating to refrain from, completing acquisitions.

The success of any completed acquisition will depend on our ability to integrate effectively the acquired assets or business. The process of integrating acquired assets or businesses may involve unforeseen difficulties and may require a disproportionate amount of managerial and financial resources. In addition, possible future acquisitions may be larger and for purchase prices significantly higher than those paid for earlier acquisitions. No assurance can be given that we or Rosehill Operating will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. Our or Rosehill Operating’s failure to achieve consolidation savings, to integrate the acquired businesses and assets into its existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on its financial condition and results of operations.

In addition, Rosehill Operating’s Credit Agreement imposes, and future debt agreements may impose, limitations on its ability to enter into mergers or combination transactions. Such limitations may also restrict Rosehill Operating’s ability to incur certain indebtedness, which could indirectly limit our and Rosehill Operating’s ability to engage in acquisitions of assets or businesses.

Certain of Rosehill Operating’s properties are subject to land use restrictions, which could limit the manner in which it conducts its business.

In order to bring equipment, supplies, water, personnel and produced products to and from certain of its properties, Rosehill Operating and/or its contractors must obtain permissions or rights-of-way from other parties, including private property owners and governmental agencies. There is no guarantee that Rosehill Operating or its contractors will be able to obtain or continue to obtain those permissions or rights or to obtain them at a reasonable cost. In addition, certain of Rosehill Operating’s properties are subject to land use restrictions, including ordinances, which could limit the manner in which it conducts its business. Although none of Rosehill Operating’s proposed drilling locations associated with proved undeveloped reserves as of December 31, 2016 are on properties currently subject to such land use restrictions, such restrictions may become effective in the future. All of the permissions, rights-of-way, and restrictions discussed above could affect, among other things, Rosehill Operating’s access to and the permissible uses of Rosehill Operating’s facilities as well as the manner in which it produces oil and natural gas and may restrict or prohibit drilling in general. The costs incurred to comply with such restrictions may be significant in nature, and Rosehill Operating may experience delays or curtailment in the pursuit of development activities and may even be precluded from the drilling of wells.

The unavailability or high cost of additional drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect Rosehill Operating’s ability to execute its development plans within its budget and on a timely basis.

Rosehill Operating does not own any drilling rigs, nor does it own other equipment and supplies that are critical to its continuing ability to drill for and produce oil, gas, and NGLs. It is dependent on access to qualified and competent contractors for such equipment and supplies, as well as the personnel to engage in Rosehill Operating’s drilling and production program. The demand for drilling rigs, pipe and other equipment and supplies, as well as for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry, can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. Rosehill Operating’s operations are concentrated in areas in which industry had increased rapidly, and as a result, demand for such drilling rigs, equipment and personnel, as well as access to transportation, processing and refining facilities in these areas, had increased, as did the costs for those items. However, beginning in the second half of 2014, commodity prices began to decline and the demand for goods and services has subsided due to reduced activity. To the extent that commodity prices improve in the future, any delay or inability to secure the personnel, equipment, power, services, resources and facilities access necessary for Rosehill Operating to resume or increase its development activities could result in production volumes being below Rosehill Operating’s forecasted volumes. In addition, any such negative effect on production volumes, or significant increases in costs, could have a material adverse effect on Rosehill Operating’s cash flow and profitability. Furthermore, if Rosehill Operating is unable to secure a sufficient number of drilling rigs at reasonable costs, it may not be able to drill all of its acreage before its leases expire.

Rosehill Operating could experience periods of higher costs if commodity prices rise. These increases could reduce Rosehill Operating’s profitability, cash flow and ability to complete development activities as planned.

Historically, Rosehill Operating’s capital and operating costs have risen during periods of increasing oil, natural gas and NGL prices. These cost increases result from a variety of factors beyond Rosehill Operating’s control, such as increases in the cost of electricity, steel and other raw materials that Rosehill Operating and its vendors rely upon; increased demand for labor, services and materials as drilling activity increases; and increased taxes. Decreased levels of drilling activity in the oil and gas industry in recent periods have led to declining costs of some drilling equipment, materials and supplies. However, such costs may rise faster than increases in Rosehill Operating’s revenue if commodity prices rise, thereby negatively impacting Rosehill Operating’s profitability, cash flow and ability to complete development activities as scheduled and on budget. This impact may be magnified to the extent that Rosehill Operating’s ability to participate in the commodity price increases is limited by its prior or future commodity derivative activities.

Should Rosehill Operating fail to comply with all applicable Federal Energy Regulatory Commission (“FERC”) administered statutes, rules, regulations and orders, Rosehill Operating could be subject to substantial penalties and fines.

Under the Domenici-Barton Energy Policy Act of 2005, FERC has civil penalty authority under the Natural Gas Act of 1938 (“NGA”) and the Natural Gas Policy Act to impose penalties of up to $1 million per day for each violation for current violations and disgorgement of profits associated with any violation. While Rosehill Operating’s operations have not been regulated by FERC as a natural gas company under the NGA, FERC has adopted regulations that may subject certain of Rosehill Operating’s otherwise non-FERC jurisdictional operations to FERC annual reporting and posting requirements. Rosehill Operating also must comply with the anti-market manipulation rules enforced by FERC. Additional rules and legislation pertaining to those and other matters may be considered or adopted by FERC from time to time. Failure to comply with those regulations in the future could subject Rosehill Operating to civil penalty liability.

Climate change laws and regulations restricting emissions of greenhouse gasses (“GHGs”) could result in increased operating costs and reduced demand for the oil and natural gas that Rosehill Operating produces, while potential physical effects of climate change could disrupt Rosehill Operating’s production and cause it to incur significant costs in preparing for or responding to those effects.

In response to findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment, the EPA has adopted regulations pursuant to the federal Clean Air Act that, among other things, require preconstruction and operating permits for GHG emissions from certain large stationary sources that otherwise require such permits for non-GHG emissions. Facilities required to obtain preconstruction permits for their GHG emissions are also required to meet “best available control technology” standards that are being established by the states or, in some cases, by the EPA on a case-by-case basis. These regulatory requirements could adversely affect Rosehill Operating’s operations and restrict or delay Rosehill Operating’s ability to obtain air permits for new or modified sources. In addition, the EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified onshore and offshore oil and natural gas production sources in the United States on an annual basis, which include certain of Rosehill Operating’s operations. Furthermore, in May 2016, the EPA finalized rules that establish new controls for emissions of methane from new, modified or reconstructed sources in the oil and natural gas source category, including production, processing, transmission and storage activities. The rule includes first-time standards to address emissions of methane from equipment and processes across the source category, including hydraulically fractured oil and natural gas well completions. The EPA has also announced that it intends to impose methane emission standards for existing sources as well but, to date, has not yet issued a proposal. Compliance with these rules will require enhanced record-keeping practices, the purchase of new equipment, such as optical gas imaging instruments to detect leaks, and increased frequency of maintenance and repair activities to address emissions leakage. The rules will also likely require additional personnel time to support these activities or the engagement of third party contractors to assist with and verify compliance. These new and proposed rules could result in increased compliance costs on Rosehill Operating’s operations.

While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of cap and trade programs. These programs typically require major sources of GHG emissions to acquire and surrender emission allowances in return for emitting those GHGs. In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues. Most recently in April 2016, the United States was one of 175 countries to ratify the Paris Agreement, which requires member countries to review and “represent a progression” in their intended nationally determined contributions, which set GHG emission reduction goals, every five years beginning in 2020. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact Rosehill Operating’s business, any such future laws and regulations imposing reporting obligations on, or limiting emissions of GHGs from, Rosehill Operating’s equipment and operations could require Rosehill Operating to incur costs to reduce emissions of GHGs associated with its operations. Substantial limitations on GHG emissions could adversely affect demand for the oil and natural gas Rosehill Operating produces and lower the value of its reserves. Finally, it should be noted that some scientists, reportedly a majority who have studied the issue, have concluded that increasing concentrations of GHGs in the earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods, droughts, and other climatic events. Rosehill Operating’s operations are onshore and not located in coastal or flood-prone regions of the United States, but if any such effects were to occur, they have the potential to cause physical damage to its assets or affect the availability of water for its operations and thus could have a material adverse effect on Rosehill Operating’s operations.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing as well as governmental reviews of such activities could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells and adversely affect Rosehill Operating’s production.

Hydraulic fracturing is an important and common practice that is used to stimulate production of oil and/or natural gas from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, proppants and chemicals under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate production. Rosehill Operating regularly uses hydraulic fracturing as part of its operations and expects to continue that practice. Hydraulic fracturing is typically regulated by state oil and natural gas commissions, but the EPA has asserted federal regulatory authority pursuant to the federal Safe Drinking Water Act (“SDWA”) over certain hydraulic fracturing activities involving the use of diesel fuels and published permitting guidance in February 2014 addressing the performance of such activities using diesel fuels. The EPA has also issued final regulations under the federal Clean Air Act establishing performance standards, including standards for the capture of air emissions released during hydraulic fracturing, and advanced notice of proposed rulemaking under the Toxic Substances Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing, and also finalized rules in July 2016 that prohibit the discharge of wastewater from hydraulic fracturing operations to publicly owned wastewater treatment plants. In addition, the Bureau of Land Management (“BLM”) finalized rules in March 2015 that impose new or more stringent standards for performing hydraulic fracturing on federal and American Indian lands. The U.S. District Court of Wyoming set aside the rules as beyond BLM’s jurisdiction to promulgate. The district court’s decision is on appeal to the Tenth Circuit, with oral argument scheduled for March 2017. In addition, Congress has from time to time considered legislation to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. It is unclear how any additional federal regulation of hydraulic fracturing activities may affect Rosehill Operating’s operations.

In December 2016, the EPA released its final report on the potential impacts of hydraulic fracturing on drinking water resources. The final report concluded that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources “under some circumstances,” noting that the following hydraulic fracturing water cycle activities and local- or regional-scale factors are more likely than others to result in more frequent or more severe impacts: water withdrawals for fracturing in times or areas of low water availability; surface spills during the management of fracturing fluids, chemicals or produced water; injection of fracturing fluids into wells with inadequate mechanical integrity; injection of fracturing fluids directly into groundwater resources; discharge of inadequately treated fracturing wastewater to surface waters; and disposal or storage of fracturing wastewater in unlined pits. As described elsewhere in this prospectus, these risks are regulated under various state, federal, and local laws. The EPA’s study report did not find a direct link between the action of hydraulically fracturing the well itself and contamination of groundwater resources. The study report does not, therefore, appear to provide a reasonable basis to expect Congress to repeal the exemption for hydraulic fracturing under the federal Safe Drinking Water Act at the federal level.

At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing activities. For example, in May 2013, the Railroad Commission of Texas issued a “well integrity rule,” which updates the requirements for drilling, putting pipe down and cementing wells. The rule also includes testing and reporting requirements, such as (i) the requirement to submit cementing reports after well completion or after cessation of drilling, whichever is later, and (ii) the imposition of additional testing on wells less than 1,000 feet below usable groundwater. The well integrity rule took effect in January 2014. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. If new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where Rosehill Operating operates, it could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of development activities, and perhaps even be precluded from drilling wells.

Legislation or regulatory initiatives intended to address seismic activity could restrict Rosehill Operating’s drilling and production activities, as well as its ability to dispose of produced water, including saltwater, gathered from such activities, which could have a material adverse effect on Rosehill Operating’s business.

State and federal regulatory agencies recently have focused on a possible connection between hydraulic fracturing related activities and the increased occurrence of seismic activity, and regulatory agencies at all levels are continuing to study the possible linkage between oil and gas activity and induced seismicity. For example, in 2015, the United States Geological Survey identified eight states, including Texas, with areas of increased rates of induced seismicity that could be attributed to fluid injection or oil and gas extraction. In addition, a number of lawsuits have been filed in other states, for example recent lawsuits in Oklahoma, alleging that disposal well operations have caused damage to neighboring properties or otherwise violated state and federal rules regulating waste disposal. In response to these concerns, regulators in some states are seeking to impose additional requirements, including requirements in the permitting of produced water disposal wells or otherwise to assess any relationship between seismicity and the use of such wells. For example, in October 2014, the Railroad Commission of Texas published a rule governing permitting or re-permitting of disposal wells that would require, among other things, the submission of information on seismic events occurring within a specified radius of the disposal well location, as well as logs, geologic cross sections and structure maps relating to the disposal area in question. If the permittee or an applicant of a disposal well permit fails to demonstrate that the saltwater or other fluids are confined to the disposal zone or if scientific data indicates such a disposal well is likely to be or determined to be contributing to seismic activity, then the agency may deny, modify, suspend or terminate the permit application or existing operating permit for that well.

Rosehill Operating disposes of large volumes of produced water, including saltwater, gathered from its drilling and production operations pursuant to permits issued to Tema, which permits will be transferred to Rosehill Operating at the closing of the Business Combination, by governmental authorities overseeing such disposal activities and pursuant to permissions granted by the owners of properties where the disposal wells are located. While these permits are issued pursuant to existing laws and regulations, these legal requirements are subject to change. The permissions granted by property owners are subject to change. Any changes could result in the imposition of more stringent operating constraints or new monitoring and reporting requirements, owing to, among other things, concerns of the public or governmental authorities or property owners regarding such gathering or disposal activities. The adoption and implementation of any new laws or regulations or changes in permissions that restrict Rosehill Operating’s expected ability to use hydraulic fracturing or dispose of produced water gathered from its drilling and production activities by limiting volumes, disposal rates, disposal well locations or otherwise, or requiring Rosehill Operating to shut down disposal wells, could have a material adverse effect on its business, financial condition and results of operations.

Competition in the oil and natural gas industry is intense, making it more difficult for Rosehill Operating to acquire properties, market oil or natural gas and secure trained personnel.

Rosehill Operating’s ability to acquire additional prospects and to find and develop reserves in the future will depend on Rosehill Operating’s ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Many of Rosehill Operating’s competitors possess and employ financial, technical and personnel resources substantially greater than Rosehill Operating’s. Those companies may be able to pay more for productive properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than Rosehill Operating’s financial or personnel resources permit. In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than Rosehill Operating is able to offer. The cost to attract and retain qualified personnel may increase substantially in the future. Rosehill Operating may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital, which could have a material adverse effect on its business.

The loss of senior management or technical personnel could adversely affect Rosehill Operating’s operations.

Rosehill Operating depends on the services of its senior management and technical personnel. Rosehill Operating does not maintain, nor does it plan to obtain, any insurance against the loss of any of these individuals. The loss of the services of such senior management or technical personnel could have a material adverse effect on Rosehill Operating’s business, financial condition and results of operations.

Rosehill Operating’s business is difficult to evaluate because it may be susceptible to the potential difficulties associated with rapid growth and expansion.

Rosehill Operating’s assets have grown rapidly over the last several years. Rosehill Operating believes that its future success depends on its ability to manage the rapid growth that it has experienced and the demands from increased responsibility on management personnel. The following factors could present difficulties:

•	increased responsibilities for Rosehill Operating’s executive level personnel;

•	increased administrative burden;

•	increased capital requirements; and

•	increased organizational challenges common to large, expansive operations.

Rosehill Operating’s operating results could be adversely affected if it does not successfully manage these potential difficulties. The historical financial information incorporated by reference herein is not necessarily indicative of the results that may be realized in the future.

Increases in interest rates could adversely affect Rosehill Operating’s business.

Rosehill Operating’s business and operating results can be harmed by factors such as the availability, terms of and cost of capital, increases in interest rates or a reduction in credit rating. These changes could cause Rosehill Operating’s cost of doing business to increase, limit its ability to pursue acquisition opportunities, reduce cash flow used for drilling and place it at a competitive disadvantage. For example, as of March 31, 2017, outstanding borrowings of Rosehill Operating subject to variable interest rates were approximately $55.0 million, and a 1.0% increase in interest rates would result in an increase in annual interest expense of approximately $0.6 million, assuming the $55.0 million of debt was outstanding for the period. Rosehill Operating’s Credit Agreement is subject to similar or greater interest rate expenses. Recent and continuing disruptions and volatility in the global financial markets may lead to a contraction in credit availability impacting Rosehill Operating’s ability to finance operations. Rosehill Operating requires continued access to capital. A significant reduction in cash flows from operations or the availability of credit could materially and adversely affect its ability to achieve planned growth and operating results.

Rosehill Operating may be subject to risks in connection with acquisitions of properties.

The successful acquisition of producing properties requires an assessment of several factors, including:

•	recoverable reserves;

•	future oil and natural gas prices and their applicable differentials;

•	operating costs; and

•	potential environmental and other liabilities.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, Rosehill Operating performs a review of the subject properties that it believes to be generally consistent with industry practices. However, these reviews will not reveal all existing or potential problems, nor will it permit Rosehill Operating to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. Often Rosehill Operating may be entitled to contractual indemnification for environmental liabilities and has acquired properties on an “as is” basis.

Rosehill Operating’s disposition activities may be subject to factors beyond its control, and in certain cases it may retain unforeseen liabilities for certain matters.

Rosehill Operating has regularly sold non-core assets in order to increase capital resources available for other core assets and to create organizational and operational efficiencies. It has also occasionally sold interests in core assets for the purpose of accelerating the development and increasing efficiencies in such core assets. Various factors could materially affect Rosehill Operating’s ability to dispose of such assets in the future, including the approvals of governmental agencies or third parties and the availability of purchasers willing to acquire the assets with terms Rosehill Operating deems acceptable.

Sellers often retain certain liabilities or agree to indemnify buyers for certain matters related to the sold assets. The magnitude of any such retained liability or of the indemnification obligation is difficult to quantify at the time of the transaction and ultimately could be material. Also, as is typical in divestiture transactions, third parties may be unwilling to release Rosehill Operating from guarantees or other credit support provided prior to the sale of the divested assets. As a result, after a divestiture, Rosehill Operating may remain secondarily liable for the obligations guaranteed or supported to the extent that the buyer of the assets fails to perform these obligations.

As a result of future legislation, certain U.S. federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated and Rosehill Operating’s production may be subject to the imposition of new state or local taxes.

In past years, legislation has been proposed that would, if enacted into law, make significant changes to U.S. tax laws, including to certain key U.S. federal income tax provisions currently available to oil and gas exploration and production companies. Such legislative changes have included, but not been limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, (iv) an extension of the amortization period for certain geological and geophysical expenditures. Congress could consider, and could include, some or all of these proposals as part of tax reform legislation, to accompany lower federal income tax rates. Moreover, other more general features of tax reform legislation, including changes to cost recovery rules and to the deductibility of interest expense, may be developed that also would change the taxation of oil and gas companies. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals or any similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such changes, as well as any changes to or the imposition of new state or local taxes (including the imposition of, or increase in production, severance or similar taxes), could increase the cost of exploration and development of oil and gas resources, which would negatively affect Rosehill Operating’s financial condition, results of operations and cash flows.

Risks Related to The Securities and Our Capital Structure

The market price of the Company’s Securities may decline.

Fluctuations in the price of the Company’s Securities could contribute to the loss of all or part of your investment. Prior to the closing of the Business Combination, trading in our Class A Common Stock and Warrants had been limited. Even if an active market for the Securities develops and continues, the trading price of the Securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment and the Securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Securities may not recover and may experience a further decline.

Factors affecting the trading price of the Securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or its markets in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of securities available for public sale;

•	any major change in our board or management;

•	sales of substantial amounts of the Securities by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recession; interest rate, fuel price, and international currency fluctuations; and acts of war or terrorism.

Many of the factors listed above are beyond our control. In addition, broad market and industry factors may materially harm the market price of the Securities irrespective of our operating performance. The stock market in general, and NASDAQ have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of our Class A Common Stock and Warrants, which trade on The NASDAQ Capital Market, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress the price of the Securities regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of the Securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding the Securities adversely, the price and trading volume of the Securities could decline.

The trading market for the Securities relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade or provide negative outlook on our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of the Securities could decline. If one or more of these analysts cease coverage of our business or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Tema and our Sponsor own a significant percentage of our outstanding voting common stock.

Tema and our Sponsor beneficially own approximately 92% of our voting common stock and, upon the conversion of our Series A Preferred Stock, will beneficially own approximately 75% of our voting common stock. As long as Tema and our Sponsor own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our charter or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets.

The interests of Tema and our Sponsor may not align with the interests of our other stockholders. Tema and our Sponsor may acquire and hold interests in businesses that compete directly or indirectly with us. Tema and our Sponsor may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, our second amended and restated certificate of incorporation, amended and restated bylaws and the Shareholders’ and Registration Rights Agreement, dated as of December 20, 2016, by and among the Company, Tema, our Sponsor, Anchorage Illiquid Opportunities V, L.P. and AIO V AIV 3 Holdings, L.P. (the “SHRRA”), provide that, subject to certain limitations, we renounce any interest or expectancy in the business opportunities of our officers and directors and their respective affiliates and each such party shall not have any obligation to offer us those opportunities unless presented to one of our directors or officers in his or her capacity as a director or officer.

We are a holding company. Our sole material asset is our equity interest in Rosehill Operating and we are accordingly dependent upon distributions from Rosehill Operating to pay taxes, make payments under the Tax Receivable Agreement and cover our corporate and other overhead expenses.

We are a holding company and have no material assets other than our equity interest in Rosehill Operating. We have no independent means of generating revenue. To the extent Rosehill Operating has available cash, we intend to cause Rosehill Operating to make (i) generally pro rata distributions to its unitholders, including us, in an amount at least sufficient to allow us to pay dividends with respect to the Series A Preferred Stock, our taxes and to make payments under the Tax Receivable Agreement with Tema and (ii) non-pro rata payments to us to reimburse us for our corporate and other overhead expenses. To the extent that we need funds and Rosehill Operating or its subsidiaries are restricted from making such distributions or payments under applicable law or regulation or under the terms of any financing arrangements, or are otherwise unable to provide such funds, our liquidity and financial condition could be materially adversely affected.

We are a “controlled company” within the meaning of the NASDAQ Listing Rules following the Transactions and, as a result, we qualify for, and rely on, exemptions from certain corporate governance requirements.

Tema and our Sponsor control a majority of the combined voting power of all classes of our outstanding voting stock. We are a controlled company within the meaning of the NASDAQ corporate governance standards. Under the NASDAQ rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements do not apply to us as long as we remain a controlled company. We intend to continue utilizing some or all of these exemptions. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NASDAQ.

The unaudited pro forma condensed consolidated financial information incorporated herein by reference may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma condensed consolidated financial information incorporated herein by reference is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the unaudited pro forma condensed consolidated financial statements incorporated by reference herein for more information.

Future sales of our common stock could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

We may sell additional shares of Class A Common Stock or securities convertible into Class A Common Stock in subsequent public or private offerings. On May 25, 2017, 5,856,579 shares of our Class A Common Stock were outstanding, and, assuming the exercise or conversion, as applicable, of all the Series A Preferred Stock and Warrants that the selling securityholders are offering pursuant to this registration statement, we would have 39,711,605 shares of Class A Common Stock outstanding.

Downward pressure on the market price of our Class A Common Stock that likely will result from sales of our Class A Common Stock issued in connection with the exercise of the Warrants or the conversion of the Class B Common Stock or Series A Preferred Stock could encourage short sales of our Class A Common Stock by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Such sales of our Class A Common Stock could have a tendency to depress the price of the stock, which could increase the potential for short sales.

We cannot predict the size of future issuances of our Class A Common Stock or securities convertible into Class A Common Stock or the effect, if any, that future issuances and sales of shares of our Class A Common Stock will have on the market price of our Class A Common Stock. Sales of substantial amounts of our Class A Common Stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.

The Securities are equity interests and are therefore subordinated to our indebtedness.

In the event of our liquidation, dissolution or winding up, the Securities would rank below all secured debt claims against us. As a result, holders of the Securities will not be entitled to receive any payment or other distribution of assets upon our liquidation, dissolution or winding up until after all of our obligations to our secured debt holders have been satisfied.

Because we currently have no plans to pay cash dividends on our Class A Common Stock, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.

We currently do not expect to pay any cash dividends on our Class A Common Stock. Any future determination to pay cash dividends or other distributions on our Class A Common Stock will be at the discretion of the board of directors and will be dependent on our earnings, financial condition, operation results, capital requirements, and contractual, regulatory and other restrictions, including restrictions contained in the senior secured credit facility or agreements governing any existing and future outstanding indebtedness we or our subsidiaries may incur, on the payment of dividends by us or by our subsidiaries to us, and other factors that our board of directors deems relevant.

As a result, you may not receive any return on an investment in our Class A Common Stock unless you sell the Class A Common Stock for a price greater than that which you paid for it.

None of the proceeds from the sale of the Securities by the selling securityholders will be available to fund our operations or to pay dividends.

We will not receive any proceeds from the sale of the Securities by the selling securityholders. The selling securityholders will receive all proceeds from the sale of such shares. Consequently, none of the proceeds from such sale will be available to fund our operations, capital expenditures or acquisition opportunities or to pay dividends. We may, however, receive proceeds from the exercise of certain Warrants by selling securityholders in the event that such Warrants are exercised for cash. See “Use of Proceeds.”

There is no guarantee that the public Warrants will ever be in the money, and they may expire worthless and the terms of our Warrants may be amended.

The exercise price for our Warrants is $11.50 per share of Class A Common Stock. There is no guarantee that the public Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless. In addition, our Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public Warrants approve of such amendment. Although our ability to amend the terms of the Warrants with the consent of at least 65% of the then outstanding public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or decrease the number of shares their respective affiliates and associates have of Class A Common Stock purchasable upon exercise of a Warrants.

There can be no assurance that our Class A Common Stock that may be issued upon the conversion of Series A Preferred Stock, exchange of Class B Common Stock, and exercise of Warrants will be approved for listing on NASDAQ, or that we will be able to continue to comply with the continued listing standards of NASDAQ.

Our Class A Common Stock, units and Warrants are currently listed on NASDAQ. If NASDAQ delists our Class A Common Stock from trading on its exchange for failure to meet the listing standards, including failure to meet minimum holder requirements, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•	a determination that our Class A Common Stock is a “penny stock” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Some of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Common Stock to drop significantly, even if our business is doing well.

Our Sponsor and Tema hold approximately 92% of our issued and outstanding shares of Class A Common Stock, including Class A Common Stock issuable upon exchange of Class B Common Stock. While the SHRRA restricts, except in certain circumstances, our Sponsor and Tema from transferring any of their common stock until one year following the date of the consummation of the Business Combination, these shares may be sold after the expiration of the lock-up period. As restrictions on resale end, the market price of our Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. Additionally, the Tax Receivable Agreement grants Tema the right to prevent certain dispositions of the assets we acquired in the Business Combination for a period of up to three years following the closing of the Business Combination.

Additionally, in connection with the Business Combination, we issued a total of 95,000 shares of Series A Preferred Stock (convertible into Class A Common Stock) and 9,000,000 warrants (exercisable for Class A Common Stock). To the extent the Class A Common Stock that is issuable upon conversion or exercise of these securities is sold by such PIPE investors, the market price of our Class A Common Stock could decline.

We may redeem the unexpired Warrants prior to their exercise at a time that is disadvantageous to Warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant; provided that the last reported sales price of the Class A Common Stock equals or exceeds $21.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders, provided there is an effective registration statement with respect to the shares of Class A Common Stock underlying such Warrants and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. None of the private placement Warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

Anti-takeover provisions contained in our amended and restated charter, as well as provisions of Delaware law, could impair a takeover attempt.

Our amended and restated certificate of incorporation and bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

•	a staggered board providing for three classes of directors, which limits the ability of a stockholder or group to gain control of our board;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our board of directors;

•	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the ability of each of Tema or our Sponsor to call a special meeting of stockholders, provided that such person owns 15% or more of the outstanding shares of common stock until the Trigger Date, and thereafter prohibit such ability;

•	a prohibition on stockholders calling a special meeting upon and following the Trigger Date, which forces stockholder action to be taken at an annual or special meeting of our stockholders called by the board;

•	the requirement that a meeting of stockholders may be called only by the board of directors after the Trigger Date, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	providing that after the Trigger Date directors may be removed prior to the expiration of their terms by stockholders only for cause or upon the affirmative vote of 75% of the voting power of all outstanding shares of the combined company;

•	a requirement that changes or amendments to the certificate of incorporation or the bylaws must be approved (i) before the Trigger Date, by a majority of the voting power of outstanding common stock of the combined company, which such majority shall include at least 80% of the shares then held by our Sponsor and Tema, and (ii) thereafter, certain changes or amendments must be approved by at least 75% of the voting power of outstanding common stock of the combined company; and

•	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and NASDAQ. In particular, we are required to comply with certain SEC, NASDAQ and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

In addition, you will have no additional rights upon a fundamental change, and will have no right not to convert the Series A Preferred Stock into shares of our Class A Common Stock. Any shares of Class A Common Stock you receive upon a fundamental change may be worth less than the liquidation preference per share of Series A Preferred Stock.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

In some limited circumstances, we may not have reserved a sufficient number of shares of our Class A Common Stock to issue the full amount of shares of Class A Common Stock issuable upon conversion following a fundamental change.

The Series A Preferred Stock ranks junior to all of our indebtedness and other liabilities.

In the event of our bankruptcy, liquidation, reorganization or other winding-up, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our indebtedness and other liabilities have been paid. In addition, we are a holding company and the Series A Preferred Stock will effectively rank junior to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries and any capital stock of our subsidiaries not held by us. The rights of holders of the Series A Preferred Stock to participate in the distribution of assets of our subsidiaries will rank junior to the prior claims of that subsidiary’s creditors and any other equity holders. Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on any or all of the Series A Preferred Stock then outstanding. We and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred Stock.

We are not obligated to pay dividends on the Series A Preferred Stock if prohibited by law and will not be able to pay cash dividends if we have insufficient cash to do so.

Under Delaware law, dividends on capital stock may only be paid from “surplus” or, if there is no “surplus,” from the corporation’s net profits for the then-current or the preceding fiscal year. Unless we operate profitably, our ability to pay dividends on the Series A Preferred Stock would require the availability of adequate “surplus,” which is defined as the excess, if any, of our net assets (total assets less total liabilities) over our capital.

Further, even if adequate surplus is available to pay dividends on the Series A Preferred Stock, we may not have sufficient cash to pay cash dividends on the Series A Preferred Stock. We may elect to pay dividends on the Series A Preferred Stock in shares of additional Series A Preferred Stock; however, our ability to pay dividends in shares of our Series A Preferred Stock may be limited by the number of shares of Series A Preferred Stock we are authorized to issue under our second amended and restated certificate of incorporation (the “certificate of incorporation”). As of April 27, 2017, we had issued 95,000 shares of our Series A Preferred Stock out of 1,000,000 authorized shares of preferred stock of which 150,000 were designated as Series A Preferred Stock.

The terms of our financing agreements may limit our ability to pay dividends on the Series A Preferred Stock.

Financing agreements, whether ours or those of our subsidiaries and whether in place now or in the future, may contain restrictions on our ability to pay cash dividends on our capital stock, including the Series A Preferred Stock. These limitations may cause us to be unable to pay cash dividends on the Series A Preferred Stock. For example, the Credit Agreement will restrict our ability to pay cash dividends unless certain criteria are met. Since we are not obligated to declare or pay cash dividends, we do not intend to do so to the extent we are restricted by any of our financing agreements.

The Series A Preferred Stock is a recent issuance that does not have an established trading market, which may negatively affect its market value and the ability to transfer or sell such shares.

The shares of Series A Preferred Stock is a recent issue of securities with no established trading market. Since the Series A Preferred Stock has no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market or converting their shares and selling in the secondary market. We do not intend to list the Series A Preferred Stock on any securities exchange. We cannot assure you that an active trading market in the Series A Preferred Stock will develop or, even if it develops, we cannot assure you that it will last. In either case, the trading price of the Series A Preferred Stock could be adversely affected and your ability to transfer your shares of Series A Preferred Stock will be limited. We are not aware of any entity making a market in the shares of our Series A Preferred Stock which we anticipate may further limit liquidity.

Upon conversion of the Series A Preferred Stock, holders may receive less valuable consideration than expected because the value of our Class A Common Stock may decline after such holders exercise their conversion right but before we settle our conversion obligation.

Under the Series A Preferred Stock, a converting holder will be exposed to fluctuations in the value of our Class A Common Stock during the period from the date such holder surrenders shares of Series A Preferred Stock for conversion until the date we settle our conversion obligation. Upon conversion, we will be required to deliver the shares of our Class A Common Stock, together with a cash payment for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our Class A Common Stock decreases during this period, the value of the shares of Class A Common Stock that you receive will be adversely affected and would be less than the conversion value of the Series A Preferred Stock on the conversion date.

The conversion rate of the Series A Preferred Stock may not be adjusted for all dilutive events.

The number of shares of our Class A Common Stock that you are entitled to receive upon conversion of the Series A Preferred Stock is subject to adjustment for certain specified events, including, but not limited to, the issuance of certain stock dividends on our Class A Common Stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers, as set forth in the Certificate of Designations. However, the conversion rate may not be adjusted for other events, such as the exercise of stock options held by our employees or offerings of our Class A Common Stock or securities convertible into Class A Common Stock (other than those set forth in the Certificate of Designations) for cash or in connection with acquisitions, which may adversely affect the market price of our Class A Common Stock. Further, if any of these other events adversely affects the market price of our Class A Common Stock, we expect it to also adversely affect the market price of our Series A Preferred Stock. In addition, the terms of our Series A Preferred Stock do not restrict our ability to offer Class A Common Stock or securities convertible into Class A Common Stock in the future or to engage in other transactions that could dilute our Class A Common Stock. We have no obligation to consider the interests of the holders of our Series A Preferred Stock in engaging in any such offering or transaction. If we issue additional shares of Class A Common Stock, those issuances may materially and adversely affect the market price of our Class A Common Stock and, in turn, those issuances may adversely affect the trading price of the Series A Preferred Stock.

The additional shares of our Class A Common Stock deliverable for shares of Series A Preferred Stock converted in connection with a fundamental change may not adequately compensate holders of our Series A Preferred Stock.

If a “fundamental change” (as defined in the Certificate of Designations) occurs, we will under certain circumstances increase the conversion rate by a number of additional shares of our Class A Common Stock for shares of Series A Preferred Stock converted in connection with such fundamental change as described in the Certificate of Designations. While this feature is designed to, among other things, compensate you for lost option time value of your shares of Series A Preferred Stock as a result of the fundamental change, it may not adequately compensate you for your loss as a result of such transaction.

In addition, you will have no additional rights upon a fundamental change, and will have no right not to convert the Series A Preferred Stock into shares of our Class A Common Stock. Any shares of Class A Common Stock you receive upon a fundamental change may be worth less than the liquidation preference per share of Series A Preferred Stock.

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

In some limited circumstances, we may not have reserved a sufficient number of shares of our Class A Common Stock to issue the full amount of shares of Class A Common Stock issuable upon conversion following a fundamental change.

Some significant restructuring transactions may not constitute a fundamental change but may nevertheless result in holders of the Series A Preferred Stock being adversely affected.

Upon the occurrence of a “fundamental change” (as defined in the Certificate of Designations), there may be an increase in the conversion rate as described in the Certificate of Designations. However, these provisions will not afford protection to holders of Series A Preferred Stock in the event of other transactions that could adversely affect the value of the Series A Preferred Stock. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change. In the event of any such transaction, holders would not have the protection afforded by the provisions applicable to a fundamental change even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of Series A Preferred Stock.

Upon a conversion in connection with a fundamental change, holders of our Series A Preferred Stock may receive consideration worth less than the $1,000 liquidation preference per share of Series A Preferred Stock, plus any accumulated and unpaid dividends thereon.

If a “fundamental change” (as defined in the Certificate of Designations) occurs, and regardless of the price paid (or deemed paid) per share of our Class A Common Stock in such fundamental change, then the conversion rate may be adjusted to increase the number of the shares of our Class A Common Stock deliverable upon conversion of each share of Series A Preferred Stock to the $1,000 liquidation preference per share of Series A Preferred Stock, plus any accumulated and unpaid dividends thereon. However, under certain circumstances, holders may receive a number of shares of Class A Common Stock worth less than the $1,000 liquidation preference per share of Series A Preferred Stock, plus any accumulated and unpaid dividends thereon. You will have no claim against us for the difference between the value of the consideration you receive upon a conversion in connection with a fundamental change and the $1,000 liquidation preference per share of Series A Preferred Stock, plus any accumulated and unpaid dividends thereon.

We may issue additional series of preferred stock that rank equally to the Series A Preferred Stock as to dividend payments and liquidation preference.

Neither our certificate of incorporation nor the Certificate of Designations for the Series A Preferred Stock prohibits us from issuing additional series of preferred stock that would rank equally to the Series A Preferred Stock as to dividend payments and liquidation preference. Our certificate of incorporation and the Certificate of Designations provide that we have the authority to issue up to 1,000,000 shares of preferred stock, including up to 150,000 shares of Series A Preferred Stock. The issuances of other series of preferred stock could have the effect of reducing the amounts available to the Series A Preferred Stock in the event of our liquidation, winding-up or dissolution. It may also reduce cash dividend payments on the Series A Preferred Stock if we do not have sufficient funds to pay dividends on all Series A Preferred Stock outstanding and outstanding parity preferred stock.

Holders of our Series A Preferred Stock will have no rights with respect to the shares of our Class A Common Stock underlying the Series A Preferred Stock until you convert your Series A Preferred Stock, but you may be adversely affected by certain changes made with respect to our Class A Common Stock.

You will have no rights with respect to the shares of our Class A Common Stock underlying your Series A Preferred Stock, including voting rights, rights to respond to Class A Common Stock tender offers, if any, and rights to receive dividends or other distributions on our Class A Common Stock, if any (in each case, other than through a conversion rate adjustment), prior to the conversion date with respect to a conversion of your Series A Preferred Stock, but your investment in our Series A Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of Class A Common Stock only as to matters for which the relevant record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Class A Common Stock.

Holders of our Series A Preferred Stock will have no voting rights except under limited circumstances.

Except with respect to certain material and adverse changes to the Series A Preferred Stock as described in the Certificate of Designations, you do not have voting rights and will have no right to vote for any members of our board of directors, except as may be required by Delaware law.

Future issuances of preferred stock may adversely affect the market price for our Class A Common Stock.

Additional issuances and sales of preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for our Class A Common Stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

The increased conversion rate triggered by a fundamental change could discourage a potential acquiror.

The increased conversion rate triggered by a “fundamental change” (as defined in the Certificate of Designations) could discourage a potential acquiror, including potential acquirors that otherwise seek a transaction with us that would be attractive to you.

We may not have sufficient earnings and profits in order for distributions on the Series A Preferred Stock to be treated as dividends for U.S. federal income tax purposes.

Distributions payable by us on the Series A Preferred Stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to our Series A Preferred Stock exceeds our current and accumulated earnings and profits, such distribution will be treated for U.S. federal income tax purposes as a return of capital and first be applied against and reduce the beneficial owner’s adjusted tax basis in the Series A Preferred Stock, but not below zero. Any excess over such adjusted tax basis will be treated as capital gain. Such treatment will generally be unfavorable for corporate beneficial owners and may also be unfavorable to certain other beneficial owners.

Holders of our Series A Preferred Stock may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the Series A Preferred Stock even though you do not receive a corresponding cash distribution.

The conversion rate of the Series A Preferred Stock is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a “fundamental change” (as defined in the Certificate of Designations) occurs, under some circumstances, we will increase the conversion rate for shares of Series A Preferred Stock converted in connection with such fundamental change. If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the Series A Preferred Stock.

If you are a non-U.S. holder, dividends on our Series A Preferred Stock that are paid in shares may be subject to U.S. federal withholding tax in the same manner as a cash dividend, which the withholding agent might satisfy through a sale of a portion of the shares you receive as a dividend or through withholding of other amounts payable to you.

We may elect to pay dividends on our Series A Preferred Stock in shares of Series A Preferred Stock rather than in cash. Any such stock dividends paid to you will be taxable in the same manner as cash dividends and, if you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), may be subject to U.S. federal withholding tax (at a 30% rate, or lower treaty rate, if applicable). Any required withholding tax might be satisfied by the withholding agent through a sale of a portion of the shares you receive as a dividend or might be withheld from cash dividends or sales proceeds subsequently paid or credited to you.

Non-U.S. holders of our Series A Preferred Stock or our Class A Common Stock could, in certain situations, be subject to U.S. federal income tax upon a sale, exchange, conversion or other disposition of such stock.

We believe that we are a “United States real property holding corporation” and likely will remain one in the foreseeable future. As a result, non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) that own (or are treated as owning under constructive ownership rules) more than a specified amount of our Series A Preferred Stock or our Class A Common Stock during a specified time period may be subject to U.S. federal income tax on a sale, exchange, conversion or other disposition of such stock and may be required to file a U.S. federal income tax return.

We may be required to make payments under the Tax Receivable Agreement for certain tax benefits that we may claim, and the amounts of such payments could be significant.

In connection with the closing of the Business Combination, we entered into a Tax Receivable Agreement with Tema. This agreement generally provides for the payment by the Company to Tema of 90% of the net cash savings, if any, in U.S. federal, state and local income tax and franchise tax that the Company actually realizes or is deemed to realize in certain circumstances as a result of certain increases in the tax basis in the assets of Rosehill Operating and certain benefits attributable to imputed interest. The Company will retain the benefit of the remaining 10% of these cash savings.

The term of the Tax Receivable Agreement will continue until all tax benefits that are subject to the Tax Receivable Agreement have been utilized or expired, unless we exercise our right to terminate the Tax Receivable Agreement early within thirty (30) days of certain mergers or other changes of control (or the Tax Receivable Agreement is terminated early due to our breach of a material obligation thereunder), and we make the termination payment specified in the Tax Receivable Agreement. In addition, payments we make under the Tax Receivable Agreement will be increased by any interest accrued from the due date (without extensions) of the corresponding tax return.

The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of Rosehill Operating, and we expect that the payments we will be required to make under the Tax Receivable Agreement will be substantial. Estimating the amount and timing of payments that may become due under the Tax Receivable Agreement is by its nature imprecise. For purposes of the Tax Receivable Agreement, cash savings in tax generally are calculated by comparing our actual tax liability (determined by using the actual applicable U.S. federal income tax rate and an assumed combined state and local income tax rate) to the amount we would have been required to pay had we not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including whether a gain is recognized by Tema with respect to the distribution to Tema of the Cash Consideration, shares of Class B Common Stock and Tema warrants and the assumption of the Tema Liabilities in connection with the Business Combination, the timing of redemptions by Rosehill Operating or the exchange by the Company, as applicable, of Rosehill Operating Common Units, the price of our Class A Common Stock at the time of each redemption or exchange, the extent to which such redemptions or exchanges are taxable transactions, the amount and timing of the taxable income we generate in the future, the U.S. federal income tax rates then applicable, and the portion of our payments under the Tax Receivable Agreement that constitute imputed interest or give rise to depreciable or amortizable tax basis. The payments under the Tax Receivable Agreement will not be conditioned upon a holder of rights under the Tax Receivable Agreement having a continued ownership interest in us.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

If we elect to terminate the Tax Receivable Agreement early within thirty (30) days of certain mergers or other changes of control or it is terminated early due our breach of a material obligation thereunder, our obligations under the Tax Receivable Agreement would accelerate and we would be required to make an immediate payment equal to the present value of the anticipated future payments to be made by us under the Tax Receivable Agreement (determined by applying a discount rate of one-year LIBOR plus 150 basis points ). The calculation of anticipated future payments will be based upon certain assumptions and deemed events set forth in the Tax Receivable Agreement, including (i) the assumption that we have sufficient taxable income to fully utilize the tax benefits covered by the Tax Receivable Agreement and (ii) the assumption that any units (other than those held by us) outstanding on the termination date are deemed to be exchanged on the termination date. Any early termination payment may be made significantly in advance of the actual realization, if any, of the future tax benefits to which the termination payment relates.

As a result of an early termination, we could be required to make payments under the Tax Receivable Agreement that exceed our actual cash tax savings under the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, or other forms of business combinations or changes of control. For example, if the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination, the estimated termination payments would, in the aggregate, be approximately $88.9 million (calculated using a discount rate equal to one-year LIBOR plus 150 basis points, applied against an undiscounted liability of $111.1 million). The foregoing number is merely an estimate and the actual payment could differ materially. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we will determine. Tema will not reimburse us for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, except that excess payments made to Tema will be netted against payments that would otherwise be made to Tema, if any, after our determination of such excess. As a result, in such circumstances, we could make payments that are greater than our actual cash tax savings, if any, and may not be able to recoup those payments, which could adversely affect our liquidity.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and the documents incorporated herein by reference. These forward-looking statements relate to, among other things, expectations for future financial performance, business strategies and expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the company;

•	changes in Rosehill Operating’s reserves and future operating results;

•	expansion plans and opportunities; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in the Securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	declines in oil, natural gas, and NGL prices;

•	volatility in the commodity-future markets;

•	the occurrence of drilling failures, lower than expected production, and delays;

•	the inability to access capital to expand production;

•	the outcome of any legal proceedings that may be instituted against us or Tema in connection with the Business Combination and transactions contemplated thereby;

•	the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•	legislative or regulatory changes, including retroactive royalty or production tax regimes, hydraulic- fracturing regulation, drilling and permitting regulations, derivatives reform, changes in state and federal corporate taxes, environmental regulation, environmental risks and liability under federal, state and foreign laws and local environmental laws and regulations;

•	the possibility that we or Tema may be adversely affected by other economic, business, and/or competitive factors; and

•	the creditworthiness of our financial counterparties and operation partners;

•	other risks and uncertainties indicated in this prospectus, including those set forth under the section entitled “Risk Factors.”

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will receive up to an aggregate of approximately $294.3 million from the exercise of Warrants, assuming the exercise in full of all Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will not receive any proceeds from the conversion of Series A Preferred Stock. We will not receive any proceeds from the sale of Class A Common Stock, Warrants or Series A Preferred Stock by the selling securityholders named herein.

The selling securityholders will bear all commissions and discounts and transfer taxes, if any, attributable to their sale of the Securities. We will bear all costs, expenses and fees in connection with the registration of the shares of the Securities, including with regard to compliance with state securities or “blue sky” laws.

RATIO OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES AND

PREFERENCE DIVIDENDS

The following table shows our unaudited ratios of earnings to (a) fixed charges and (b) fixed charges and preference dividends for the periods presented. The amounts were derived from the carve-out financial statements of the assets and liabilities of the business to be contributed by Tema Oil and Gas Company to Rosehill Operating Company, LLC, which represents the predecessor entity to Rosehill Operating:

	Three Months Ended March 31,	Year Ended December 31,
	2017	2016	2015	2014
Ratio of earnings to fixed charges(1)	9.27	—	—	—
Ratio of earnings to fixed charges and preference dividends(1)	9.27	—	—	—

(1)	Due to Rosehill Operating’s loss before income taxes for the years ended December 31, 2016, 2015 and 2014, the ratio coverage was less than 1:1. To achieve ratio coverage of 1:1, the Company would have needed additional earnings of approximately $15.0 million, $14.7 million and $19.3 million for the year ended December 31, 2016, 2015 and 2014, respectively.

For purposes of calculating the ratios of consolidated earnings to fixed charges and to fixed charges and preference dividends:

•	“earnings” include income (loss) before income taxes, adjusted for interest expense and the portion of rental expense deemed to be representative of interest;

•	“fixed charges” consist of interest expense, capitalized interest and the portion of rental expense deemed to be representative of interest; and

•	“preference dividends” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of (a) the dividend divided by (b) the result of 1 minus the effective income tax rate applicable to continuing operations.

The ratios of earnings to fixed charges and to fixed charges and preference dividends are ratios that we are required to present in this prospectus and have been calculated in accordance with Commission rules and regulations. These ratios have no application to our credit and lease facilities and preferred shares and we believe they are not ratios used by investors to evaluate our overall operating performance.

SELLING SECURITYHOLDERS

The selling securityholders may offer and sell, from time to time, any or all of the Securities being offered for resale by this prospectus, which consist of (i) 3,475,663 shares of Class A Common Stock currently owned by selling securityholders named herein, (ii) 29,807,692 shares of Class A Common Stock that are issuable upon exchange of shares of Class B Common Stock that were issued to Tema as part of the equity consideration in connection with the Business Combination, (iii) 4,000,000 Warrants issued to Tema as part of the equity consideration in connection with the Business Combination, (iv) 750,000 Warrants issued to Rosemore, Inc. in connection with the Business Combination, (v) 5,000,000 Warrants issued to the PIPE Investors pursuant to a private placement in connection with the Business Combination, (v) 7,658,838 Warrants issued to our Sponsor and EarlyBirdCapital Inc. pursuant to a private placement in connection with our initial public offering, (vi) 17,408,839 shares of Class A Common Stock issuable upon exercise of outstanding Warrants held by selling securityholders, (vii) 140,827 shares of Series A Preferred Stock owned by the selling securityholders named herein, including 45,827 shares of Series A Preferred Stock potentially issuable over the next five years as dividends and (viii) 8,260,868 shares of Class A Common Stock issuable upon conversion of outstanding shares of Series A Preferred Stock. The term “selling securityholders” includes the securityholders listed in the table below and their permitted transferees. We may amend or supplement this prospectus from time to time in the future to update or change the selling securityholders list and the securities that may be resold.

The Securities are being registered by the registration statement of which this prospectus forms a part pursuant to the following agreements:

•	the Business Combination Agreement,

•	the SHRRA,

•	the Subscription Agreement, dated as of December 20, 2016, by and between the Company and AIO V AIV 3 Holdings, L.P., the Subscription Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp. and Anchorage Illiquid Opportunities V, L.P., the Subscription Agreement, dated as of December 20, 2016, by and between the Company and Geode Diversified Fund, a segregated account of Geode Capital Master Fund Ltd., and the Subscription Agreement, dated as of December 20, 2016, by and between the Company and The K2 Principal Fund, L.P. (collectively, the “Subscription Agreements”),

•	the Side Letter, dated as of December 20, 2016, by and between the Company, our Sponsor and Rosemore, Inc. (the “Side Letter”),

•	the Commitment Agreement, dated April 25, 2017, by and among the Company, our Sponsor and The K2 Principal Fund, L.P (the “Commitment Agreement”), and

•	the Registration Rights Agreement dated March 10, 2016, by and among KLR Energy Acquisition Corp. and certain securityholders.

The terms of the Business Combination Agreement, the SHRRA, the Subscription Agreements, the Side Letter and the Commitment Agreement are described in greater detail in our Current Reports on Form 8-K filed with the SEC on December 20, 2016 and May 3, 2017, and the Proxy Statement, which are incorporated by reference into this prospectus.

The table below presents information regarding the selling securityholders and the Securities that the selling securityholders may offer and sell from time to time under this prospectus.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including Securities that are currently convertible or exercisable or convertible or exercisable within 60 days.

All information with respect to the selling securityholders’ ownership of the Securities has been furnished by or on behalf of the selling securityholders. We believe, based on information supplied by the selling securityholders, that except as may otherwise be indicated in the footnotes to the table below, the selling securityholders have sole voting and dispositive power with respect to the Class A Common Stock reported as beneficially owned by them. Because the selling securityholders identified in the table may sell some or all of the Securities owned by them which are included in this prospectus, no estimate can be given as to the number of Securities available for resale hereby that will be held by the selling securityholders upon termination of this offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Securities they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling securityholders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling securityholders will sell all of the Securities beneficially owned by them that are covered by this prospectus, but will not sell any Securities that they may presently own. The percent of beneficial ownership for the selling securityholders is based on 5,856,579 shares of our Class A Common Stock, 25,594,158 Warrants and 95,000 shares of our Series A Preferred Stock outstanding as of June 6, 2017. In calculating a percentage for a particular selling securityholders, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular stockholder’s Warrants or conversion of that particular holder’s Series A Preferred Stock or Class B Common Stock and did not assume exercise of any other stockholder’s Warrants or conversion of any other stockholder’s Series A Preferred Stock or Class B Common Stock.

Name of Selling Securityholders	Series A Preferred Stock Beneficially Owned Prior to Offering	Series A Preferred Stock to be Sold Pursuant to this Offering (12)	Series A Preferred Stock Beneficially Owned After Offering	Percentage of Shares of Series A Preferred Stock Beneficially Owned After Offering	Warrants Beneficially Owned Prior to Offering	Warrants to be Sold Pursuant to this Prospectus	Warrants Beneficially Owned After Offering	Percentage of Warrants Beneficially Owned After Offering	Class A Common Stock Beneficially Owned Prior to Offering	Class A Common Stock to be Sold Pursuant to this Prospectus	Class A Common Stock Beneficially Owned After Offering	Percentage of Class A Common Stock Beneficially Owned After Offering
KLR Energy Sponsor, LLC (1)	2,200	3,262	0	0%	7,113,150	7,113,150	0	0%	10,076,366	10,076,366	0	0%
Rosemore, Inc. (2)	17,800	26,386	0	0%	4,750,000	4,750,000	0	0%	36,105,518	36,105,518	0	0%
Anchorage (3)	55,000	81,531	0	0%	3,245,678	3,245,678	0	0%	8,441,288	8,441,288	0	0%
Geode Capital Management LP (4)	10,000	14,824	0	0%	1,238,139	1,087,656	150,483	*	2,107,704	1,957,221	150,483	1.9%
The K2 Principal Fund, L.P. (5)	10,000	14,824	0	0%	1,165,848	666,667	499,181	2.0%	2,567,064	1,636,983	930,081	1.2%
EarlyBirdCapital, Inc.					512,947	512,947	0	0%	512,947	512,947	0	0%
Chardan Capital Markets, LLC (6)					32,741	32,741	0	0%	32,741	32,741	0	0%
Gregory R. Dow (7)					—	—	—	—	40,000	40,000	0	0%
T.J. Thom (8)					—	—	—	—	140,000	120,000	20,000	*
Gizman Abbas (9)					—	—	—	—	10,000	10,000	0	0%
Charles O. Buckner (10)					—	—	—	—	10,000	10,000	0	0%
Douglas W. York (11)					—	—	—	—	10,000	10,000	0	0%

(1)	Includes (i) 2,771,912 shares of Class A Common Stock, (ii) 7,113,150 Warrants to purchase shares of Class A common stock and (iii) 191,304 shares of Class A Common Stock issuable upon conversion of 2,200 shares of Series A Preferred Stock. KLR Group Investments, LLC is the managing member of our Sponsor. Mr. Kovalik is the managing member of KLR Group Holdings, LLC, which owns 100% of KLR Group Investments, LLC, which is the managing member of our Sponsor. Our Sponsor has entered into a Shareholders ’ and Registration Rights Agreement, dated as of December 20, 2016 (“the SHRRA”) with Tema and other holders. Pursuant to the SHRRA, our Sponsor and Tema have agreed to, among other things, vote their shares of common stock to elect members of the Board of Directors of the Company as set forth therein. Because of the relationship between our Sponsor Tema as a result of the SHRRA, our Sponsor may be deemed, pursuant to Rule 13d-3 under the Act, to beneficially own the shares of common stock held by Tema. Our Sponsor disclaims beneficial ownership of the shares of common stock held by Tema.
(2)	Rosemore, Inc.’s address is 1 North Charles Street, 22nd Floor, Baltimore, MD 21201. Includes (i) 4,000,000 Warrants to purchase shares of Class A Common Stock held by Tema, (ii) 750,000 Warrants to purchase shares of Class A Common Stock held by Rosemore, Inc., (iii) 29,807,692 shares of Class B Common Stock that are convertible into Class A common stock on a one-to-one basis held by Tema, (iv) 1,547,826 shares of Class A Common Stock issuable upon conversion of 17,800 shares of Series A Preferred Stock held by Rosemore Holdings, Inc., a wholly owned subsidiary of Rosemore, Inc. Shares held by Tema and Rosemore Holdings, Inc. may be deemed beneficially owned by Rosemore, Inc., their sole parent. Tema’s address is 1 North Charles Street, 22nd Floor, Baltimore, MD 21201, and Rosemore Holdings, Inc.’s address is 7 St. Paul Street, Suite 820, Baltimore, MD 21202. Tema has entered into the SHRRA with our Sponsor and other holders. Pursuant to the SHRRA, our Sponsor and Tema have agreed to, among other things, vote their shares of common stock to elect members of the Board of Directors of the Company as set forth therein. Because of the relationship between our Sponsor and Tema as a result of the SHRRA, Tema may be deemed, pursuant to Rule 13d 3 under the Act, to beneficially own the shares of common stock held by our Sponsor. Tema disclaims beneficial ownership of the shares of common stock held by our Sponsor.
(3)	Includes (i) 1,570,759 Warrants to purchase shares of Class A Common Stock, 26,617 shares of Series A Preferred Stock and 2,314,522 shares of Class A Common Stock held by Anchorage Illiquid Opportunities V, L.P. issuable upon conversion of 26,617 share of Series A Preferred Stock and (ii) 1,674,919 Warrants to purchase shares of Class A Common Stock, 28,383 shares of Series A Preferred Stock and 2,468,088 held by AIO V AIV 3 Holdings, L.P. issuable upon conversion of 28,383 shares of Series A Preferred Stock. Anchorage Capital Group, L.L.C. (“ACG”), an SEC-registered investment advisor, is the investment manager of each of Anchorage Illiquid Opportunities V, L.P. and AIO V AIV 3 Holdings, L.P. ACG’s address is 610 Broadway, 6th Floor, New York, NY 10112. Anchorage Advisors Management, L.L.C. (“AAM”) is the sole managing member of ACG. Mr. Kevin Ulrich is the Chief Executive Officer of ACG and the senior managing member of AAM. ACG, AAM and Mr. Ulrich have indirect voting or investment power with respect to each of Anchorage Illiquid Opportunities V, L.P. and AIO V AIV 3 Holdings, L.P., but each of those entities or natural persons disclaims beneficial ownership in the registrable securities owned by each of Anchorage Illiquid Opportunities V, L.P. and AIO V AIV 3 Holdings, L.P.
(4)	Includes (i) 1,238,139 Warrants to purchase shares of Class A Common Stock and (ii) 869,565 shares of Class A common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock. Geode is a segregated account of Geode Capital Master Fund Ltd and is in the care of Geode Capital Management LP (“GCM LP”). GCM LP’s address is One Post Office Square, 20th Floor, Boston, MA 02109. GCM LP has the sole voting or investment power with respect to Geode.
(5)	Includes (i) 1,165,848 Warrants to purchase shares of Class A Common Stock and (ii) 869,565 shares of Class A Common Stock issuable upon conversion of 10,000 shares of Series A Preferred Stock. K2 Principal Fund, L.P.’s address is 2 Bloor St West, Suite 801, Toronto, Ontario, M4W 3E2. The reported securities are owned directly by the K2 Principal Fund, L.P. (the “Fund”), and indirectly by: K2 GenPar L.P., the general partner of the Fund (the “GP”), K2 GenPar 2009 Inc., the general partner of the GP (“GenPar 2009”), Shawn Kimel Investments Inc., which owns 100% of the equity interests in GenPar 2009 (“SKI”), and Shawn Kimel, the sole owner of SKI. SKI owns 66.5% of the equity interests of K2 & Associates Investment Management Inc. (“K2 & Associates”). K2 & Associates is the investment manager of the Fund. Shawn Kimel, through his ownership of SKI and his being president of each of SKI, the GP, GenPar2009 and K2 & Associates, controls the voting and dispositive power for all of its shares of our common stock.
(6)	Stevan Urbach controls the voting and dispositive power for all Securities held by Chardan Capital Markets, LLC.

(7)	Mr. Dow is the former Chief Operating Officer and Secretary of KLR Energy Acquisition Corp.
(8)	Ms. Thom is the former Chief Financial Officer of KLR Energy Acquisition Corp and the current Interim Chief Financial Officer of the Company.
(9)	Mr. Abbas is a former Director of KLR Energy Acquisition Corp.
(10)	Mr. Buckner is a former Director of KLR Energy Acquisition Corp.
(11)	Mr. York is a former Director of KLR Energy Acquisition Corp.
(12)	Includes additional shares of Series A Preferred Stock that may be issued over the next five years as dividends.

Material Relationships with Selling Securityholders

Agreements Relating to Our Business Combination

Shareholders’ and Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, the Company entered into the SHRRA, which governs the rights and obligations of our Sponsor, Tema and Anchorage with respect to the Company following the closing of the Business Combination. Pursuant to the terms of the SHRRA, our Sponsor, Tema and Anchorage are entitled to certain registration rights and, subject to certain ownership thresholds, our Sponsor is entitled to designate two directors and Tema is entitled to designate one director for appointment to the Board. In addition, our Sponsor and Tema are bound by certain restrictions on the transfer of their Common Stock for specified periods of time. Also pursuant to the SHRRA, during the period beginning on the date of closing of the Business Combination and ending on the two year anniversary thereof, the Board may not approve, or cause Rosehill Operating to approve, certain Major Transactions (as such defined in the SHRRA) without the affirmative vote of at least 70% of the directors then serving on the Board. In addition, Anchorage will have preemptive rights under the SHRRA to participate in future equity issuances by the Company, subject to certain exceptions, so as to maintain its then-current percentage ownership of our capital stock.

Subscription Agreements

In connection with its entry into the Business Combination Agreement, the Company entered into the Subscription Agreements pursuant to which, among other things, the Company issued and sold in a private placement an aggregate of 75,000 shares of the Series A Preferred Stock and (b) 5,000,000 Warrants for aggregate gross proceeds of $75 million. Pursuant to the Subscription Agreements, purchasers of Series A Preferred Stock and Warrants in the Private Placement are entitled to certain registration rights, subject to customary black-out periods, cutback provisions and other limitations as set forth therein.

Side Letter

On December 20, 2016, our sponsor and Rosemore, Inc. entered into the Side Letter pursuant to which the parties agreed to backstop redemptions by the Company’s public stockholders in excess of 30% of the outstanding shares of Class A common stock by purchasing shares of Class A common stock or Series A Preferred Stock in an amount up to $20 million. On the closing date of the Business Combination, the Company sold 2,200 shares of Series A Preferred Stock to our Sponsor and 17,800 shares of Series A Preferred Stock to Rosemore Holdings, Inc., an affiliate of Rosemore, Inc., pursuant to the Side Letter.

Tax Receivable Agreement

On April 27, 2017, in connection with the closing of the Business Combination, the Company entered into that certain Tax Receivable Agreement (the “Tax Receivable Agreement”) with Tema. The Tax Receivable Agreement generally provides for the payment by the Company to Tema of 90% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of: (i) any tax basis increases in the assets of Rosehill Operating resulting from the distribution to Tema of the Cash Consideration, the shares of Class B common stock and the warrants and the assumption of the Tema Liabilities in connection with the Business Combination, (ii) the tax basis increases in the assets of Rosehill Operating resulting from the redemption by Rosehill Operating or the exchange by the Company, as applicable, of the membership interests in Rosehill Operating for Class A common stock or cash, as applicable, and (iii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, payments it makes under the Tax Receivable Agreement.

Amended and Restated Limited Liability Company Agreement of Rosehill Operating

At the closing of the Business Combination, the Company and Tema entered into that certain First Amended and Restated Limited Liability Company Agreement of Rosehill Operating (the “A&R LLC Agreement”). Following the closing of the Business Combination, we operate our business through Rosehill Operating and its subsidiaries. The operations of Rosehill Operating, and the rights and obligations of the holders of the Rosehill Operating Common Units, are set forth in the A&R LLC Agreement. The A&R LLC Agreement, among other things, provides Tema, subject to certain conditions, with a redemption right, which entitles Tema to cause Rosehill Operating to redeem, from time to time, all or a portion of its Rosehill Operating Common Units (and a corresponding number of shares of Class B common stock) for, at Rosehill Operating’s option, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment.

Gathering Agreements

At the closing of the Business Combination, Rosehill Operating entered into certain crude oil gathering and gas gathering agreements with Gateway Gathering and Marketing Company (“Gateway”), a wholly-owned subsidiary of Rosemore, Inc., pursuant to which Gateway will receive, gather, store, treat, and redeliver crude oil and gas production from receipt points within certain production areas located in Loving County, Texas that are exclusively dedicated by Rosehill Operating to Gateway, at certain delivery points for downstream transportation. Each gathering agreement has a term of 10 years that automatically renews on a year-to-year basis until terminated by either party pursuant to the agreements. Rosehill Operating will pay Gateway a fee for such services set forth in the gathering agreements. Gateway provided the same services to Tema in the same dedicated area before the Business Combination.

Indemnification Agreements

Effective as of the closing date of the Business Combination, we entered into indemnification agreements with certain of our directors and executive officers. Each indemnification agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

PLAN OF DISTRIBUTION

We are registering shares of Class A Common Stock that may be issued upon exercise of Warrants and that may be issued upon conversion of Series A Preferred Stock. We are also registering the resale of the Securities by the selling securityholders named herein. The selling securityholders, which as used herein includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their Securities on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which such Securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in underwriting transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such Securities at a stipulated price;

•	distribution to employees, members, limited partners or stockholders of selling securityholders;

•	a combination of any such methods of sale;

•	“at the market” or through market makers or into an existing market for the shares; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their Securities, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer their Securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the Securities or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging the positions they assume. The selling securityholders may also sell their Securities short and deliver these Securities to close out their short positions, or loan or pledge such Securities to broker-dealers that in turn may sell these Securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The aggregate proceeds to the selling securityholders from the sale of the Securities offered by them will be the purchase price of the Securities less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their Securities to be made directly or through agents. We will not receive any of the proceeds from the resale of the Securities being offered by the selling securityholders named herein.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or from purchasers of the offered Securities for whom they may act as agents. In addition, underwriters may sell the Securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling securityholders and any underwriters, dealers or agents participating in a distribution of the Securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the Securities by the selling securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

To the extent required, the Securities to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Blue Sky Restrictions on Resale

In order to comply with the securities laws of some states, if applicable, the Securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If a selling securityholders wants to sell its Securities under this prospectus in the United States, the selling securityholders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling securityholders will be able to advise a selling securityholders in which states the Securities are exempt from registration for secondary sales.

Any person who purchases the Securities from a selling securityholders offered by this prospectus who then wants to sell such Securities will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement that includes this prospectus becomes effective, and a selling securityholders indicates in which state(s) he desires to sell its Securities, we will be able to identify whether it will need to register or will rely on an exemption therefrom.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of their Securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify, to the extent permitted by law, the selling securityholders (and each selling securityholder’s officers and directors and each person who controls such selling securityholder) against liabilities caused by any untrue or alleged untrue statement of material fact contained in this prospectus or the registration statement of which this prospectus forms a part (including any amendment or supplement thereof) or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to us by such selling securityholder expressly for use herein.

We are required to pay all fees and expenses incident to the registration of the Securities covered by this prospectus, including with regard to compliance with state securities or Blue Sky laws. Otherwise, all discounts, commissions, transfer taxes or fees incurred in connection with the sale of the Securities offered hereby will be paid by the selling securityholders.

DESCRIPTION OF SECURITIES

The following description of the Securities, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the Securities that we may offer under this prospectus. It may not contain all the information that is important to you. For the complete terms of the Securities, please refer to our amended and restated certificate of incorporation, and our bylaws, which are incorporated by reference into the registration statement which includes this prospectus. The Delaware General Corporation Law may also affect the terms of these securities.

We have authorized 95,000,000 shares of Class A Common Stock, $0.0001 par value per share, 30,000,000 shares of Class B Common Stock, $0.0001 par value per share and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the closing date of the Business Combination, there were: (a) 10 holders of record of Class A Common Stock and 5,856,579 shares of Class A Common Stock outstanding; (b) 1 holder of record of Class B Common Stock and 29,807,692 shares of Class B Common Stock outstanding; (c) 6 holders of record of Series A Preferred Stock and 95,000 shares of Series A Preferred Stock outstanding and (d) 9 holders of the Company’s Warrants and 25,594,158 Warrants outstanding. The number of shares of Class A Common Stock and Warrants outstanding include 208,453 outstanding units, each consisting of one share of Class A Common Stock and one Warrant.

Common Stock

Holders of our Class A Common Stock are entitled to one vote for each share held on all matters to be voted on by our stockholders. Holders of the Class A Common Stock, holders of the Class B Common Stock and holders of the Class F Common Stock, voting together as a single class, have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of shares of our common stock (other than holders of shares of Class B Common Stock) are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the board of directors from time to time out of any assets or funds of the Company and will share equally on a per share basis in such dividends and distributions.

Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock (other than holders of shares of Class B Common Stock) shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock (other than shares of Class B Common Stock) held by them.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, and subject to the rights, if any, of any outstanding series of the preferred stock, the holders of shares of our common stock are entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of common stock (other than shares of Class B Common Stock) held by them. Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Class B Common Stock

In connection with the Business Combination, the Company issued 29,807,692 shares of Class B common stock with a par value of $0.0001 per share. Shares of Class B common stock may be issued only to Tema, their respective successors and assigns, as well as any permitted transferees of Tema. A holder of Class B common stock may transfer shares of Class B common stock to any transferee (other than the Company) only if, and only to the extent permitted by the First Amended and Restated Limited Liability Company Agreement of Rosehill Operating (the “A&R LLC Agreement”), such holder also simultaneously transfers an equal number of such holder’s Rosehill Operating Common Units to such transferee in compliance with the A&R LLC Agreement. Holders of our Class B common stock will vote together as a single class with holders of our Class A common stock on all matters properly submitted to a vote of the stockholders. In addition, the holders of Class B common stock, voting as a separate class, will be entitled to approve any amendment, alteration or repeal of any provision of our proposed certificate that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B common stock. Holders of Class B common stock will not be entitled to any dividends from the Company and will not be entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs.

Tema generally has the right to cause Rosehill Operating to redeem all or a portion of its Rosehill Operating Common Units in exchange for shares of our Class A common stock or, at Rosehill Operating’s option, an equivalent amount of cash; provided that we may, at our option, effect a direct exchange of cash or Class A common stock for such Rosehill Operating Common Units in lieu of such a redemption. Upon the future redemption or exchange of Rosehill Operating Common Units held by Tema, a corresponding number of shares of Class B common stock will be cancelled. Our certificate requires us to maintain a one-to-one ratio between the number of outstanding shares of our Class B common stock and the number of Rosehill Operating Common Units owned by Tema. This construct is intended to result in Tema having a voting interest in the Company that is identical to Tema’s percentage economic interest in Rosehill Operating.

Preferred Stock

Our amended and restated certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

8.0% Series A Cumulative Perpetual Preferred Stock

At the closing of the Business Combination, we issued 75,000 shares of Series A Preferred Stock pursuant to the PIPE Investment and 20,000 shares of Series A Preferred Stock pursuant to the Side Letter.. Pursuant to that certain Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”) filed with the Secretary of State of the State of Delaware on April 27, 2017, holders of Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors, cumulative dividends, payable in cash, Series A Preferred Stock, or a combination thereof, in each case, at the sole discretion of the Company, at an annual rate of 8% on the $1,000 liquidation preference per share of the Series A Preferred Stock, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning on July 15, 2017.

Each share of Series A Preferred Stock has a liquidation preference of $1,000 per share and is convertible, at the holder’s option at any time, initially into 86.9565 shares of our Class A common stock (which is equivalent to an initial conversion price of approximately $11.50 per share of Class A common stock), subject to specified adjustments and limitations as set forth in the Certificate of Designations. Under certain circumstances, we will increase the conversion rate upon a “fundamental change” as described in the Certificate of Designations. Based on the initial conversion rate, 8,260,868 shares of the Company’s Class A common stock would be issuable upon conversion of all of the Series A Preferred Stock.

At any time on or after the second anniversary of the closing date of the Business Combination, we may, at our option, give notice of our election to cause all outstanding shares of Series A Preferred Stock to be automatically converted into shares of our Class A common stock at the conversion rate, if the closing sale price of our Class A common stock equals or exceeds 120% of the conversion price for at least 20 trading days in a period of 30 consecutive trading days, as described in the Certificate of Designations. However, in any 30-day period, we may not convert a number of shares of Series A Preferred Stock in excess of the number of shares of Series A Preferred Stock which would convert into 15% of the number of shares of Class A common stock traded on NASDAQ in the preceding calendar month.

Except as required by law or the Charter, which includes the Certificate of Designations, the holders of Series A Preferred Stock have no voting rights (other than with respect to certain matters regarding the Series A Preferred Stock or when dividends payable on the Series A Preferred Stock have not been paid for an aggregate of six or more quarterly dividend periods, whether or not consecutive, as provided in the Certificate of Designations).

Upon our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series A Preferred Stock will be entitled to receive a liquidation preference in the amount of $1,000 per share of Series A Preferred Stock, plus an amount equal to accrued and unpaid dividends on the shares to but excluding the date fixed for liquidation, winding-up or dissolution, to be paid out of our assets legally available for distribution to our stockholders, after satisfaction of liabilities to our creditors and distributions to holders of shares of senior stock and before any payment or distribution is made to holders of junior stock (including our Class A common stock).

Warrants

Each of our warrants entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, unless an exemption is available. In the event that the conditions in the immediately preceding sentence is not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless, in which case, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 30 days after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective no later than 90 days after the closing of our initial business combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the public warrants is not effective within 90 days following the consummation of our initial business combination, public warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of Class A common stock for the 10 trading days ending on the day prior to the date of exercise. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•	if, and only if, the reported last sale price of the Class A common stock equals or exceeds $21.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holders; provided there is an effective registration statement with respect to the shares of Class A common stock underlying such warrants and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $21.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with the Business Combination or any initial business combination, (d) as a result of the repurchase of shares of Class A common stock by the company if the Business Combination or any initial business combination is presented to the stockholders of the company for approval, or (e) in connection with the redemption of our public shares upon our failure to complete the Business Combination or any initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s Charter or as a result of the repurchase of shares of Class A common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Class A common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

The public warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

Private Placement Warrants

The private placement warrants (including the Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will not be redeemable by us and will be exercisable on a cashless basis so long as they are held by the initial holders or their permitted transferees. Our Sponsor agreed to additional transfer restrictions relating to its common stock in connection with its entry into the SHRRA. Otherwise, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in our IPO. If the private placement warrants are held by holders other than the initial holders or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in our IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they will pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and permitted transferees is because it was not known at the time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities.

Warrants Issued in Connection with Business Combination

In connection with the closing of the Business Combination, we issued 5,000,000 Warrants to PIPE Investors and 4,000,000 Warrants to Tema. These Warrants were issued on the same terms, and are subject to the same rights and obligations, as the public Warrants.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, our Amended and Restated Certificate of Incorporation, and our Bylaws

We are currently subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203”, regulating corporate takeovers.

Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

•	A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder”, prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our amended and restated certificate of incorporation provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at three or more annual meetings.

Further, our amended and restated certificate of incorporation only allows stockholders to call a special meeting until the first date on which Tema and our Sponsor and their successors and affiliates cease collectively to beneficially own (directly or indirectly) more than 30% of the outstanding shares of our common stock (the “Trigger Date”).

The amended and restated certificate of incorporation provides that after the Trigger Date directors may be removed prior to the expiration of their terms by stockholders only for cause or upon the affirmative vote of 75% of the voting power of all outstanding shares of the combined company.

The amended and restated certificate of incorporation requires that changes or amendments to the certificate of incorporation or the bylaws must be approved (i) before the Trigger Date, by a majority of the voting power of our outstanding common stock, which such majority includes at least 80% of the shares held by our Sponsor, and (ii) thereafter, certain changes or amendments must be approved by at least 75% of the voting power of our outstanding common stock.

In addition, our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors; our board of directors is empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and our advance notice procedures require that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Rule 144

Pursuant to Rule 144 of the Securities Act, which we refer to as “Rule 144”, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, if we have filed all Exchange Act reports and materials as set forth in the third bullet of the preceding paragraph, then any holder of the above noted restricted securities will be able to sell such securities, as applicable, pursuant to Rule 144 without registration one year following the closing of the Business Combination.

Listing of Securities

Our Class A Common Stock, Units and Warrants trade separately on The NASDAQ Capital Market under the symbols “ROSE,” “ROSEU” and “ROSEW,” respectively. Through April 27, 2017, our Class A Common Stock and Warrants were listed on The NASDAQ Capital Market under the symbols “KLRE,” “KLREW” and “KLREW,” respectively. There has been no established market for our Series A Preferred Stock and a public market may not develop, or if any market does develop, it may not be sustained. We do not intend to apply to list the Series A Preferred Stock on any securities exchange or automated dealer quotation system.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the Securities by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release. This discussion is general in nature and is not intended to be all inclusive, nor should it be construed as investment or legal advice.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Securities with a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the acquisition and holding of the Securities is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to the fiduciary’s duties to the Plan, including, without limitation:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the ERISA Plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the Plan;

•	whether the acquisition or holding of the Securities will constitute a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code (please see discussion under “—Prohibited Transaction Issues” below); and

•	whether the Plan will be considered to hold, as plan assets, (i) only the Securities or (ii) an undivided interest in our underlying assets (please see the discussion under “—Plan Asset Issues” below).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the Securities by an ERISA Plan with respect to which the issuer, the initial purchaser, or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Because of the foregoing, the Securities should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

Additionally, a fiduciary of a Plan should consider whether the Plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that we would become a fiduciary of the Plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The Department of Labor (the “DOL”) regulations provide guidance with respect to whether the assets of an entity in which ERISA Plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets generally would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by ERISA Plans are publicly offered securities i.e., the equity interests are part of a class of securities that is widely held by 100 or more investors independent of the issuer and each other, are “freely transferable” (as defined in the DOL regulations), and are either registered under certain provisions of the federal securities laws or sold to the ERISA Plan as part of a public offering under certain conditions;

(b) the entity is an “operating company” i.e., it is primarily engaged in the production or sale of a product or service, other than the investment of capital, either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by benefit plan investors, which is defined to mean that immediately after the most recent acquisition by an ERISA Plan of any equity interest in the entity, less than 25% of the total value of each class of equity interest (disregarding certain interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof) is held by ERISA Plans, IRAs and certain other Plans (but not including governmental plans, foreign plans and certain church plans), and entities whose underlying assets are deemed to include plan assets by reason of a Plan’s investment in the entity.

Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and/or holding the Securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the Securities. Purchasers of the Securities have the exclusive responsibility for ensuring that their acquisition and holding of the Securities complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of the Securities to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

Material U.S. Federal Income Tax ConsIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relevant to the purchase, ownership, conversion and disposition of our Series A Preferred Stock purchased pursuant to this prospectus and to the ownership and disposition of any Class A Common Stock received in respect of such Series A Preferred Stock or purchased pursuant to this prospectus. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary is limited to holders that will hold our Series A Preferred Stock and Class A Common Stock as “capital assets” (generally, property held for investment). This summary does not address the Medicare tax on net investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address all tax considerations that may be important to a particular investor in light of the investor’s circumstances, or to certain categories of investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	U.S. persons whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and holders of interests therein;

•	persons deemed to sell our Series A Preferred Stock or Class A Common Stock under the constructive sale provisions of the Code;

•	persons that acquired our Series A Preferred Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former U.S. citizens or long-term residents of the United States; and

•	persons that hold our Series A Preferred Stock or Class A Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, wash sale or other integrated investment or risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Series A Preferred Stock or Class A Common Stock, the tax treatment of a partner of the partnership generally will depend upon the status of the partner, the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Series A Preferred Stock or our Class A Common Stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership, conversion and disposition of our Series A Preferred Stock purchased pursuant to this prospectus and of the ownership and disposition of any Class A Common Stock received in respect of such Series A Preferred Stock or purchased pursuant to this prospectus.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION.

Tax Consequences to U.S. Holders

The discussion in this section is addressed to holders of our Series A Preferred Stock and Class A Common Stock that are U.S. holders. A “U.S. holder” is a beneficial owner of Series A Preferred Stock or Class A Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable Treasury Regulations to be treated as a United States person.

Distributions on Series A Preferred Stock and Class A Common Stock

Distributions of cash or other property with respect to our Series A Preferred Stock or our Class A Common Stock generally will be characterized as dividend income when paid, to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to our Series A Preferred Stock or Class A Common Stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. holder’s adjusted tax basis in such Series A Preferred Stock or Class A Common Stock, as the case may be, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. holder’s holding period for such Series A Preferred Stock or Class A Common Stock, as the case may be, is more than one year as of the time of the distribution. For a discussion of a U.S. holder’s tax basis and holding period in respect of Series A Preferred Stock received in respect of our Series A Preferred Stock, see below under “—Tax Consequences to U.S. Holders—Series A Preferred Stock Distributions on Series A Preferred Stock” and “—Tax Consequences to U.S. Holders—Conversion of Series A Preferred Stock.”

Distributions treated as dividends that are received by non-corporate holders of our Series A Preferred Stock or Class A Common Stock generally will be subject to a reduced U.S. federal income tax rate if such holders meet certain holding period and other applicable requirements. If a dividend received by a non-corporate holder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such non-corporate holder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such holder’s holding period for the stock.

Subject to certain limitations (including holding period requirements), distributions on our Series A Preferred Stock and our Class A Common Stock constituting dividends paid out of earnings and profits to U.S. holders that are corporations generally will qualify for the dividends received deduction. Any distribution (or the portion of any distribution) that exceeds our current and accumulated earnings and profits will not be eligible for the dividends received deduction. If a corporate U.S. holder receives a dividend that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the holder, in certain instances, must reduce its tax basis (but not below zero) in its stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate holder’s tax basis in the stock, any excess will be taxed as gain as if such holder had disposed of its shares in the year the “extraordinary dividend” is paid.

Series A Preferred Stock Distributions on Series A Preferred Stock

If we pay a distribution on our Series A Preferred Stock in the form of our Series A Preferred Stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above under “—Tax Consequences to U.S. Holders—Distributions on Series A Preferred Stock and Common Stock.” The amount of such distribution will equal the fair market value of the Series A Preferred Stock on the distribution date. A U.S. holder’s tax basis in such distributed Series A Preferred Stock will equal the fair market value of such Series A Preferred Stock on the distribution date, and the holding period for such Series A Preferred Stock will begin on the day following the distribution date.

Adjustment of Conversion Rate

The conversion rate at which our Series A Preferred Stock is converted to shares of Class A Common Stock is subject to adjustments in certain circumstances. Section 305 of the Code and Treasury Regulations promulgated thereunder would treat a U.S. holder of our Series A Preferred Stock as having received a constructive distribution includable in such U.S. holder’s income in the manner described under “—Tax Consequences to U.S. Holders—Distributions on Series A Preferred Stock and Class A Common Stock,” above, if and to the extent that certain adjustments (or failures to make adjustments) in the conversion rate increase the proportionate interest of the U.S. holder in our assets or earnings and profits. For example, a change in the conversion rate to reflect a taxable dividend to holders of our Class A Common Stock will generally give rise to a deemed taxable dividend to the holders of our Series A Preferred Stock to the extent of an allocable portion of our current or accumulated earnings and profits. Thus, under certain circumstances, a U.S. holder may recognize income in the event of a constructive distribution even though such holder may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of our Series A Preferred Stock (other than an adjustment in respect of a taxable dividend on the Class A Common Stock), however, will generally not be considered a constructive distribution.

On April 12, 2016, the IRS proposed Treasury Regulations addressing the amount and timing of such deemed distributions and certain obligations of withholding agents and filing and notice obligations of issuers with respect to such deemed distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the option element of the Series A Preferred Stock immediately after the conversion rate adjustment over the fair market value of the option element without the conversion rate adjustment, (ii) the deemed distribution occurs at the earlier of the date the conversion rate adjustment occurs under the terms of the Series A Preferred Stock and the date of the actual distribution of cash or property that results in the deemed distribution and (iii) we may be required to report the amount of any deemed distributions on our website or to the IRS and all U.S. holders of our Series A Preferred Stock (including holders that would otherwise be exempt from reporting). The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but U.S. holders of Series A Preferred Stock may rely on them prior to that date under certain circumstances. U.S. holders are urged to consult their tax advisors regarding the potential effects of the proposed regulations on an investment in our Series A Preferred Stock.

Conversion of Series A Preferred Stock

U.S. holders generally will not recognize (i.e., take into account for U.S. federal income tax purposes) income, gain or loss upon the conversion of our Series A Preferred Stock into shares of our Class A Common Stock, except that any cash or Class A Common Stock treated as received in respect of dividends in arrears generally will be treated as a taxable distribution, as described above in “—Tax Consequences to U.S. Holders—Distributions on Series A Preferred Stock and Class A Common Stock.” A U.S. holder’s basis and holding period in the Class A Common Stock received upon conversion (other than Class A Common Stock treated as received in payment of dividends in arrears) generally will be the same as such holder’s basis and holding period in the converted Series A Preferred Stock. Any Class A Common Stock treated as received in payment of dividends in arrears and taxed as a dividend upon receipt will have a basis equal to its fair market value on the date of conversion, and a new holding period which will begin on the day after the conversion.

The treatment of any cash or Class A Common Stock treated as received in respect of any other accumulated but unpaid dividends (i.e., including those attributable to any portion of the dividend period containing the date of conversion) is uncertain, and such cash or Class A Common Stock may be treated as additional consideration or as a payment in respect of dividends in arrears (the treatment of which is discussed in the paragraph above). If we choose to pay such accumulated but unpaid dividends in cash and such cash is treated as additional consideration, such cash would be taxable to the extent of any gain realized by the U.S. holder. To the extent the amount of cash received in respect of such accumulated but unpaid dividends exceeds the gain realized by a U.S. holder the excess amount would not be taxable to such U.S. holder but would reduce its basis in our Class A Common Stock received.

In the event that a U.S. holder’s Series A Preferred Stock is converted pursuant to certain fundamental changes (see “Description of Securities—Preferred Stock—8.0% Series A Cumulative Perpetual Preferred Stock”), the tax treatment of such a conversion (including any additional “make-whole” shares received following such a fundamental change) will depend upon the facts underlying the particular transaction giving rise to such a conversion. U.S. holders are urged to consult their tax advisor to determine the specific tax treatment of a conversion under such circumstances.

Sale or Other Disposition of Series A Preferred Stock and Class A Common Stock

A U.S. holder generally will recognize capital gain or loss on a sale or other disposition of our Series A Preferred Stock (other than pursuant to a conversion into Class A Common Stock) or our Class A Common Stock equal to the difference between the amount realized upon the sale or other disposition (not including any proceeds attributable to any dividends in arrears, which generally will be taxable as described above under “—Tax Consequences to U.S. Holders—Distributions on Series A Preferred Stock and Class A Common Stock”) and such U.S. holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of individuals generally are subject to a reduced rate of taxation. The deductibility of net capital losses is subject to limitations.

Information Reporting and Backup Withholding

The amount of dividends paid to a U.S. holder on shares of our Series A Preferred Stock and our Class A Common Stock and the proceeds received from the disposition of our Series A Preferred Stock or our Class A Common Stock generally must be reported annually to the IRS and to such U.S. holder. A U.S. holder may be subject to backup withholding on the payment of dividends with respect to our Series A Preferred Stock or our Class A Common Stock and on certain payments of proceeds on the sale or other disposition of our Series A Preferred Stock or Class A Common Stock unless it furnishes the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes in the manner prescribed by law, an exemption from backup withholding. Because dividends of Class A Common Stock will not give rise to any cash from which any applicable backup withholding could be satisfied, an applicable withholding agent may satisfy such liability through sales of a portion of the Class A Common Stock or from subsequent cash payments to a U.S. holder. Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such holder’s U.S. federal income tax liability, and may entitle such holder to a refund, provided that the holder timely provides the required information to the IRS. U.S. holders are urged to consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Tax Consequences to Non-U.S. Holders

The discussion in this section is addressed to holders of our Series A Preferred Stock and Class A Common Stock that are non-U.S. holders. Such a holder is a “non-U.S. holder” if it is a beneficial owner of Series A Preferred Stock or Class A Common Stock that is not for U.S. federal income tax purposes a partnership or a U.S. holder.

Distributions and Constructive Distributions on Series A Preferred Stock and Common Stock

In general, distributions with respect to our Series A Preferred Stock or our Class A Common Stock (including distributions on our Series A Preferred Stock made in the form of Series A Preferred Stock) will generally be subject to U.S. withholding tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. The amount of a distribution made in the form of our Series A Preferred Stock will equal the fair market value of the distributed Series A Preferred Stock on the distribution date. Any required withholding tax might be satisfied by the withholding agent through a sale of a portion of the shares received by the non-U.S. holder as a dividend or might be withheld from cash dividends or sales proceeds subsequently paid or credited to such non-U.S. holder.

Distributions treated as dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

In general, the rules applicable to distributions to non-U.S. holders discussed above are also applicable to deemed distributions to non-U.S. holders resulting from adjustments to or failure to adjust the conversion rate of the Series A Preferred Stock. See “—Tax Consequences to U.S. Holders—Adjustment of Conversion Rate.” Because deemed distributions would not give rise to any cash from which any applicable withholding tax could be satisfied, the applicable withholding agent may withhold the U.S. federal tax from subsequent cash payments to a non-U.S. holder on our Series A Preferred Stock or our Class A Common Stock, including cash proceeds from a sale of such holder’s shares on the holder’s behalf to satisfy the withholding obligation.

In addition, as described above, on April 12, 2016, the IRS proposed Treasury Regulations addressing the amount and timing of such deemed distributions and certain obligations of withholding agents and filing and notice obligations of issuers with respect to such deemed distributions. See “—Tax Consequences to U.S. Holders—Adjustment of Conversion Rate.” If adopted as proposed, the regulations would generally provide that, subject to certain limited exceptions, a withholding agent is required to impose any applicable withholding on deemed distributions to a non-U.S. holder and, if there is no associated cash payment, may satisfy such withholding obligations by withholding on other cash payments made to the same beneficial owner or by liquidating other property held in custody for the beneficial owner or over which it has control. If the proposed Treasury Regulations are adopted as final regulations, the final regulations will be effective for deemed distributions occurring on or after the date of such adoption, but holders of Series A Preferred Stock and withholding agents may rely on the proposed Treasury Regulations prior to that date under certain circumstances.

Sale or Other Disposition of Series A Preferred Stock and Class A Common Stock

Subject to the discussions below under “—Tax Consequences to Non-U.S. Holders—Information Reporting and Backup Withholding” and “—Tax Consequences to Non-U.S. Holders—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our Series A Preferred Stock or our Class A Common Stock (other than, in certain cases, upon a conversion of Series A Preferred Stock, which is discussed below under “—Tax Consequences to Non-U.S. Holders—Conversion of Series A Preferred Stock”) unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our Series A Preferred Stock or Class A Common Stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A Common Stock continues to be “regularly traded on an established securities market” (within the meaning of the Treasury Regulations):

•	with respect to the disposition of our Series A Preferred Stock, if (as expected) our Series A Preferred Stock is not “regularly traded on an established securities market” at the time of the disposition, a non-U.S. holder will be subject to U.S. tax on any gain from such disposition if, on any date such Series A Preferred Stock was acquired, all such Series A Preferred Stock actually or constructively owned by the non-U.S. holder had a fair market value greater than 5% of the fair market value of all of our outstanding Class A Common Stock as of such date; and

•	with respect to the disposition of our Class A Common Stock, a non-U.S. holder will be subject to U.S. tax on any gain from such disposition only if such non-U.S. holder actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period, more than 5% of our Class A Common Stock.

If our Class A Common Stock were not considered to be “regularly traded on an established securities market”, a non-U.S. holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of our Series A Preferred Stock or Class A Common Stock, as the case may be (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders are strongly encouraged to consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Series A Preferred Stock and Class A Common Stock.

Conversion of Series A Preferred Stock

Subject to the discussion in the next paragraph, non-U.S. holders generally will not recognize any gain or loss by reason of receiving Class A Common Stock upon conversion of the Series A Preferred Stock, except that any cash or Class A Common Stock treated as received in respect of dividends in arrears generally will be treated as a taxable distribution subject to withholding, as described above in “—Tax Consequences to Non-U.S. Holders—Distributions and Constructive Distributions on Series A Preferred Stock and Class A Common Stock.” In addition, the treatment of any cash or Class A Common Stock deemed received in respect of any other accumulated but unpaid dividends (i.e., including those attributable to any portion of the dividend period containing the date of conversion) is uncertain, and such cash or Class A Common Stock may be treated as additional consideration or as a payment in respect of dividends in arrears. Because of the uncertainty, we, or an applicable withholding agent, will withhold U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty), as described above in “—Tax Consequences to Non-U.S. Holders—Distributions and Constructive Distributions on Series A Preferred Stock and Class A Common Stock.” Any required withholding tax might be satisfied by the withholding agent through a sale of a portion of the shares received by the non-U.S. holder or might be withheld from cash dividends or sales proceeds subsequently paid or credited to such non-U.S. holder.

Notwithstanding these general rules, if a non-U.S. holder is subject to tax under the special rules governing USRPHCs as described above under “—Tax Consequences to Non-U.S. Holders—Sale or Other Disposition of Series A Preferred Stock and Class A Common Stock” with respect to its Series A Preferred Stock but not the Class A Common Stock into which the Series A Preferred Stock is convertible, then the conversion of the Series A Preferred Stock into Class A Common Stock would be a taxable event and such non-U.S. holder would be subject to U.S. tax in the same manner as described in “—Tax Consequences to Non-U.S. Holders—Sale or Other Disposition of Series A Preferred Stock and Class A Common Stock.” This situation could arise, for example, if the Series A Preferred Stock were not “regularly traded” and if on any date the Series A Preferred Stock held by such non-U.S. holder was acquired such Series A Preferred Stock had a fair market value greater than 5% of the fair market value of all of our outstanding Class A Common Stock as of such date and such Series A Preferred Stock was convertible into 5% or less of our outstanding Class A Common Stock. If, as to a non-U.S. holder, both the Series A Preferred Stock and the Class A Common Stock into which the Series A Preferred Stock is convertible would be subject to U.S. federal income taxation under rules governing USRPHCs described above, then, although the conversion of the Series A Preferred Stock solely into the Class A Common Stock generally would not be taxable, the non-U.S. holder may be required to file a U.S. federal income tax return for the taxable year of the conversion and satisfy certain procedural requirements in accordance with the applicable Treasury Regulations.

Non-U.S. holders are strongly encouraged to consult their tax advisors with respect to the application of the foregoing rules to the conversion of their Series Preferred Stock into Class A Common Stock.

In the event that a non-U.S. holder’s Series A Preferred Stock is converted pursuant to certain fundamental changes (see “Description of Securities—Preferred Stock—8.0% Series A Cumulative Perpetual Preferred Stock”), the tax treatment of such a conversion (including any additional “make-whole” shares received following such a fundamental change) will depend upon the facts underlying the particular transaction giving rise to such a conversion. Non-U.S. holders are urged to consult their tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Information Reporting and Backup Withholding

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Series A Preferred Stock or Class A Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Series A Preferred Stock or Class A Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Series A Preferred Stock or Class A Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid (including constructive dividends) on our Series A Preferred Stock or Class A Common Stock and on the gross proceeds from a disposition of our Series A Preferred Stock or Class A Common Stock (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR SERIES A PREFERRED STOCK OR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME, ESTATE AND GIFT TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Vinson & Elkins LLP of Houston, Texas. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements of KLR Energy Acquisition Corp. as of December 31, 2016 and 2015, which are incorporated in this prospectus by reference to our Annual Report on Form 10-K filed with the SEC on February 27, 2017, have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The audited carve-out financial statements of the assets and liabilities of the business to be contributed by Tema Oil and Gas Company to Rosehill Operating Company, LLC as of December 31, 2016 and 2015 and for the three years ended December 31, 2016, which are incorporated in this prospectus by reference to our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2017, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Estimates of our oil and natural gas reserves and related future net cash flows related to our properties as of December 31, 2016 included or incorporated in this prospectus were based upon a reserve report prepared by our independent petroleum engineer, Ryder Scott Company, L.P. We have included these estimates in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and the Securities you should refer to the registration statement and its exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.rosehillresources.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus.

If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. We incorporate by reference the documents listed below.

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 27, 2017;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2017, filed with the SEC on May 15, 2017;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 12, 2017, as amended or supplemented;

•	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on December 20, 2016, April 28, 2017, May 3, 2017, May 15, 2017, May 19, 2017, June 7, 2017 and June 8, 2017; and

•	the description of our Class A common stock as set forth in our registration statement on Form 8-A, filed with the SEC on March 9, 2016, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any documents we may file pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until the termination of each offering under this prospectus.

We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any or all of these filings at no cost, by writing or calling us at:

Rosehill Resources Inc.

Attention: Corporate Secretary

16200 Park Row, Suite 300

Houston, Texas 77084

(281) 675-3400

Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Reports, are also available on our website at www.rosehillresources.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein.

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

ROSEHILL RESOURCES INC.

CLASS A COMMON STOCK

WARRANTS

8.000% SERIES A CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED STOCK

Prospectus

            June 20, 2017